EXHIBIT 2.5
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                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                  by and among

                             TRIARC COMPANIES, INC.,

                         ARBY'S RESTAURANT GROUP, INC.,

                             RTMMC ACQUISITION, LLC,

                         RTM MANAGEMENT COMPANY, L.L.C.,

                               ALL THE MEMBERS OF
                         RTM MANAGEMENT COMPANY, L.L.C.

                                       and

                           RUSSELL V. UMPHENOUR, JR.,

                                DENNIS E. COOPER

                                       and

                           J. RUSSELL WELCH as the RTM
                                 Representatives

                            _________________________

                            Dated as of May 27, 2005

                            ________________________



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                                TABLE OF CONTENTS

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ARTICLE I TRANSFER OF THE BUSINESS; PAYMENT OF AGGREGATE PURCHASE PRICE........2
     Section 1.01    Transfer of the Business..................................2
     Section 1.02    Excluded Assets...........................................4
     Section 1.03    Assumption of Liabilities.................................4
     Section 1.04    Liabilities Not Assumed by Acquisition Sub................5
     Section 1.05    Sale and Purchase of the Purchased Assets.................6
     Section 1.06    Closing...................................................6
     Section 1.07    Payment of Aggregate Purchase Price.......................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF RTMMC AND THE MEMBERS.............7
     Section 2.01    Organization and Qualification of RTMMC...................7
     Section 2.02    Authorization of RTMMC; Enforceability....................7
     Section 2.03    Membership Interests......................................7
     Section 2.04    Subsidiaries..............................................7
     Section 2.05    Governmental Authorizations...............................7
     Section 2.06    Non Contravention.........................................8
     Section 2.07    Restated Combined RTM Financial Statements;
                     Internal Controls; Indebtedness..... .....................9
     Section 2.08    Absence of Certain Changes or Events.....................10
     Section 2.09    Absence of Undisclosed Liabilities.......................10
     Section 2.10    Compliance with Laws; Permits............................10
     Section 2.11    Legal Actions............................................11
     Section 2.12    Contracts................................................11
     Section 2.13    Tax Matters..............................................13
     Section 2.14    Employee Benefits........................................14
     Section 2.15    Labor Matters............................................17
     Section 2.16    Environmental Matters....................................17
     Section 2.17    Intellectual Property....................................17
     Section 2.18    Real Property............................................18
     Section 2.19    Purchased Assets and Personal Property...................19
     Section 2.20    Sufficiency of Assets....................................19
     Section 2.21    Insurance................................................19
     Section 2.22    Inventory................................................20
     Section 2.23    Accounts Receivable......................................20
     Section 2.24    Suppliers................................................20
     Section 2.25    Transactions with Affiliates.............................20
     Section 2.26    Brokers and Finders......................................20


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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE MEMBERS.....................21
     Section 3.01    Membership Interest......................................21
     Section 3.02    Organization and Authority of Such Member;
                     Enforceability...................... ....................21
     Section 3.03    Governmental Authorizations..............................21
     Section 3.04    Non-Contravention........................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TRIARC, ARG AND ACQUISITION SUB..22
     Section 4.01    Organization and Qualification of Triarc, ARG and
                     Acquisition Sub.............. ...........................22
     Section 4.02    Authorization of Triarc, ARG and Acquisition Sub;
                     Enforceability............... ...........................23
     Section 4.03    Governmental Authorizations..............................23
     Section 4.04    Non-Contravention........................................23
     Section 4.05    Brokers and Finders......................................24

ARTICLE V INTERIM OPERATIONS COVENANTS........................................24
     Section 5.01    Conduct of Business of RTMMC.............................24
     Section 5.02    Control of Business Pending Closing......................27

ARTICLE VI ADDITIONAL COVENANTS...............................................28
     Section 6.01    Access to Information; Confidentiality...................28
     Section 6.02    Commercially Reasonable Efforts..........................28
     Section 6.03    Notices of Certain Events................................28
     Section 6.04    Consents; Filings........................................29
     Section 6.05    Actions With Respect to Debt Financing and Debt
                     Refinancings................... .........................30
     Section 6.06    No Solicitation..........................................31
     Section 6.07    Defense of Litigation....................................31
     Section 6.08    Employees and Employee Benefits, Etc.....................31
     Section 6.09    Public Announcements.....................................33
     Section 6.10    Sarbanes-Oxley Compliance................................33
     Section 6.11    RTM Trademarks...........................................34
     Section 6.12    Bulk Sales...............................................34

ARTICLE VII TAX MATTERS.......................................................34
     Section 7.01    Tax Indemnification......................................34
     Section 7.02    Tax Indemnification Procedures...........................35
     Section 7.03    Tax Audits and Contests; Cooperation.....................36
     Section 7.04    Preparation of Tax Returns and Payment of Taxes..........38
     Section 7.05    Straddle Periods.........................................39
     Section 7.06    Refunds..................................................40
     Section 7.07    Conveyance Taxes.........................................40
     Section 7.08    Tax Treatment............................................40
     Section 7.09    RTMMC Asset Range........................................41


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ARTICLE VIII CONDITIONS TO CLOSING............................................41
     Section 8.01    Conditions to Each Party's Obligations to Effect
                     the Asset Purchase............ ..........................41
     Section 8.02    Conditions to Obligations of Triarc, ARG and
                     Acquisition Sub to Effect the Asset Purchase.............42
     Section 8.03    Conditions to Obligations of the RTMMC and the Members
                     to Effect the Asset Purchase.............................44
     Section 8.04    Frustration of Closing Conditions........................45

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER..................................45
     Section 9.01    Grounds for Termination..................................45
     Section 9.02    Effect of Termination....................................46
     Section 9.03    Amendment................................................46
     Section 9.04    Extension; Waiver........................................46

ARTICLE X SURVIVAL; INDEMNIFICATION...........................................46
     Section 10.01   Survival.................................................46
     Section 10.02   Obligation of ARG and Acquisition Sub to Indemnify.......47
     Section 10.03   Matters Pertaining to Indemnification by ARG and
                     Acquisition Sub............... ..........................47
     Section 10.04   Obligation of RTMMC and the Members to Indemnify.........49
     Section 10.05   Matters Pertaining to Indemnification by RTMMC
                     and the Members................. ........................51
     Section 10.06   Procedure for Indemnification............................53
     Section 10.07   Sole and Exclusive Remedy................................55
     Section 10.08   Miscellaneous............................................55

ARTICLE XI MISCELLANEOUS......................................................55
     Section 11.01   Definitions..............................................55
     Section 11.02   Interpretation...........................................68
     Section 11.03   Fees, Costs and Expenses.................................68
     Section 11.04   Notices..................................................69
     Section 11.05   Governing Law............................................71
     Section 11.06   Jurisdiction.............................................71
     Section 11.07   WAIVER OF JURY TRIAL.....................................71
     Section 11.08   Exhibits and Disclosure Letters..........................71
     Section 11.09   No Third-Party Beneficiaries.............................72
     Section 11.10   Severability.............................................72
     Section 11.11   Rules of Construction....................................72
     Section 11.12   Assignment...............................................72
     Section 11.13   Remedies.................................................72
     Section 11.14   Specific Performance.....................................72
     Section 11.15   Counterparts.............................................73
     Section 11.16   Entire Agreement.........................................73
     Section 11.17   RTM Representatives......................................73


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SCHEDULES

Schedule I   Members; Membership Interests; Aggregate Purchase Price

ANNEXES

Annex A      Form of Escrow Agreement

Annex B      Terms of Atlanta Office Lease (5995 Barfield Road)

Annex C      Terms of Assignment of Atlanta Office Lease (6045 Barfield Road)

Annex D      Form of Trademark License Agreement




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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of May 27, 2005 (this "AGREEMENT"), by and among Triarc Companies, Inc., a Delaware corporation ("TRIARC"); Arby's Restaurant Group, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Triarc ("ARG"); RTMMC Acquisition, LLC, a Delaware limited liability company and a direct subsidiary of Triarc ("ACQUISITION SUB"); RTM Management Company, L.L.C., a Georgia limited liability company ("RTMMC"); each of the persons listed on SCHEDULE I hereto (collectively, the "MEMBERS," and each, a "MEMBER"); and Russell V. Umphenour, Jr., Dennis E. Cooper and J. Russell Welch, as the RTM Representatives (as defined below).

                              W I T N E S S E T H:

         WHEREAS, the Members are the beneficial and record owners of all of the membership interests in RTMMC;

         WHEREAS, upon the terms and conditions set forth in this Agreement, RTMMC wishes to sell to Acquisition Sub, and Acquisition Sub wishes to purchase from RTMMC, certain of the assets of RTMMC as more fully described herein and to assume certain Liabilities of RTMMC as more fully described herein (collectively, the "ASSET PURCHASE"), primarily related to the Business (as defined below);

         WHEREAS, Triarc, Arby's Acquisition Co., a Georgia corporation and a direct wholly owned subsidiary of Triarc ("MERGER SUB CORP."), Arby's Restaurant, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Triarc ("MERGER SUB LLC"), RTM Restaurant Group, Inc., a Georgia corporation ("RTMRG") and Russell V. Umphenour, Jr., Dennis E. Cooper and J. Russell Welch, as the RTM Representatives, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "RTMRG MERGER AGREEMENT"), which provides, among other things, for the merger of Merger Sub Corp. with and into RTMRG, with RTMRG surviving the merger (the "FIRST MERGER"), followed immediately thereafter by the merger of RTMRG with and into Merger Sub LLC, with Merger Sub LLC surviving the merger (the "SECOND MERGER" and, together with the First Merger, the "MERGERS") and immediately after the Second Effective Time (as defined in the RTMRG Merger Agreement), Triarc will contribute all of the outstanding membership interests in the surviving entity in the Second Merger directly or indirectly to Triarc Restaurant Holdings, LLC, which will directly or indirectly contribute all of the outstanding membership interests in the surviving entity in the Second Merger to ARG (such contributions, the "TRIARC CONTRIBUTIONS");

         WHEREAS, certain principal shareholders of RTMRG (the "RTMRG PRINCIPAL SHAREHOLDERS"), who collectively beneficially own approximately 87.1% of the outstanding shares of the common stock, no par value, of RTMRG (the "RTMRG COMMON STOCK") have entered into a Transaction Support Agreement for the benefit of Triarc (the "TRANSACTION SUPPORT AGREEMENT"), pursuant to which the RTMRG Principal Shareholders have agreed, INTER ALIA, on the terms and subject to the conditions set forth in the Transaction Support Agreement, (a) to seek to obtain the waiver from each

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shareholder of RTMRG of dissenters rights in respect of the First Merger and (b)
to the indemnification obligations of the RTMRG Principal Shareholders set forth in RTMRG Merger Agreement and the restrictive covenants set forth therein;

         WHEREAS, Triarc, ARG, each of the members of RTM Acquisition Company, L.L.C., a Georgia limited liability company ("RTMAC"), and Russell V. Umphenour, Jr., Dennis E. Cooper and J. Russell Welch, as the RTM Representatives, have entered into a Membership Interest Purchase Agreement, dated as of the date hereof (the "RTMAC PURCHASE AGREEMENT"), pursuant to which, INTER ALIA, simultaneously with the Closing, Triarc or its assignee(s) will purchase, on the terms and subject to the conditions set forth therein, all of the outstanding membership interests owned by each such member (the "RTMAC PURCHASE" and, together with the Mergers and the Asset Purchase, the "RTM TRANSACTIONS"), for an amount in cash equal to the Aggregate Purchase Price (as defined therein) (as used herein, the "RTMAC AGGREGATE PURCHASE PRICE");

         WHEREAS, simultaneously with, and as a condition to the obligation of the parties hereto to effect, the Asset Purchase, Triarc, ARG, each of the RTMRG Principal Shareholders, each of the members of RTMAC as of immediately prior to the Closing, each of the Members, the RTM Representatives and the Escrow Agent (as defined below) will enter into an Escrow Agreement in the form attached hereto as ANNEX A with such changes as may be requested by the Escrow Agent (the "ESCROW AGREEMENT"); and

         WHEREAS, simultaneously with, and as a condition to the obligation of Acquisition Sub to consummate the transaction contemplated hereby, ARG and RTMMC will enter into (i) a lease relating to 5995 Barfield Road, Atlanta, Georgia, on substantially the same terms as set forth in ANNEX B and enter into an assignment of the lease relating to 6045 Barfield Road, Atlanta, Georgia, on substantially the same terms as set forth in ANNEX C (collectively, the "ATLANTA OFFICE LEASES") and (ii) a Trademark License Agreement in the form attached hereto as ANNEX D (the "TRADEMARK LICENSE AGREEMENT").

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                            TRANSFER OF THE BUSINESS;
                       PAYMENT OF AGGREGATE PURCHASE PRICE

         Section 1.01 TRANSFER OF THE BUSINESS. Except for the Excluded Assets as provided in Section 1.02, at the Closing and with effect as of the Closing Date, RTMMC shall sell, assign, transfer, convey and deliver to Acquisition Sub free and clear of all Liens (other than any Permitted Liens) (the "TRANSFER"), and Acquisition Sub shall, and Triarc shall cause Acquisition Sub to, acquire from RTMMC, all of the right, title


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and interest of RTMMC in and to all of the assets, properties, rights and business of RTMMC as of the Closing Date of every kind, nature, type and description, real, personal and mixed, tangible and intangible, wherever located, whether known or unknown, fixed or unfixed, or otherwise, whether or not specifically referred to in this Agreement and whether or not reflected on the books and records of RTMMC (collectively, the "PURCHASED ASSETS"), including the following:

         (a)      the Personal Property;

         (b) all of RTMMC's rights under the Contracts set forth in Section 1.01(b) of the RTMMC Disclosure Letter and Contracts entered into by RTMMC in connection with the Business after the date hereof in compliance with Section
5.01 (the "ASSUMED CONTRACTS");

         (c) the Leasehold Interests (including security deposits) under the Leases set forth in Section 1.01(c) of the RTMMC Disclosure Letter (the "ASSUMED LEASES");

         (d)      the Accounts Receivable;

         (e)      the Customer Lists;

         (f) all transferable Permits necessary to own the Purchased Assets or operate the Business;

         (g) the RTMMC Intellectual Property Rights and RTMMC Third-Party Intellectual Property Rights;

         (h)      the Books and Records, except as specifically provided by
Section 1.02(a);

         (i) all other assets listed in Section 1.01(i) of the RTMMC Disclosure Letter;

         (j) cash and cash equivalents on hand and in the bank accounts listed in Section 1.01(j) of the RTMMC Disclosure Letter;

         (k)      all of RTMMC's goodwill associated with the Purchased Assets;

         (l) all insurance benefits of RTMMC to the extent arising from or relating to the Purchased Assets or the Assumed Liabilities;

         (m)      all Inventory;

         (n) all prepaid expenses and other deposits related to the Purchased Assets to the extent Acquisition Sub will receive a benefit therefrom after the Closing;

         (o)      any RTMMC Employee Plan and any related assets;


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         (p)      any Legal Actions of RTMMC against any third party (including any Affiliate of RTMMC) relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent.

To the extent that any of the Purchased Assets are not Transferable to Acquisition Sub pursuant to Section 1.01, RTMMC shall, and the Members of RTMMC shall cause RTMMC to, provide to Acquisition Sub, at Acquisition Sub's request and at no additional cost to Acquisition Sub, any benefit under such Purchased Assets.

         Section 1.02      EXCLUDED ASSETS. Notwithstanding the provisions of
Section 1.01, the parties acknowledge and agree that the following assets, properties, contracts and rights of RTMMC are not included among the Purchased Assets and are excluded from the Transfer (collectively, the "EXCLUDED ASSETS"):

         (a) any Books and Records which (i) RTMMC is required by Law to retain; (ii) to the extent relating to the process of the sale of the Purchased Assets and are not otherwise used in connection with or otherwise related to the Purchased Assets; or (iii) to the extent relating to any other Excluded Asset; PROVIDED, HOWEVER, that from time to time upon the prior request of Acquisition Sub, RTMMC shall provide Acquisition Sub with access to such books and records to the extent reasonably requested by Acquisition Sub;

         (b) any Contracts between RTMMC, on the one hand, and any of its Affiliates (other than RTMRG or any of its Subsidiaries or RTMAC or any of its Subsidiaries), on the other hand;

         (c) all insurance benefits of RTMMC to the extent relating to any of the Excluded Assets or Excluded Liabilities;

         (d) any Legal Actions against any third party to the extent relating to any Excluded Asset or Excluded Liability; and

         (e) any Excluded Receivables and any other assets, in each case, specifically identified in Section 1.02(e) of the RTMMC Disclosure Letter.

         Section 1.03 ASSUMPTION OF LIABILITIES. At the Closing, Acquisition Sub shall, and Triarc shall cause Acquisition Sub to, assume the Indebtedness for borrowed money of the Mrs. Winners Obligors included in the Winners Indebtedness Amount and the following (and only the following) Liabilities and obligations of RTMMC and no other Liabilities or obligations of RTMMC (the specific Liabilities to be assumed by Acquisition Sub pursuant to this Section 1.03 being collectively referred to as the "ASSUMED LIABILITIES"):

         (a) all Liabilities (no matter when arising) to the extent related to the Purchased Assets or the conduct of the Business prior to the Closing;

         (b) all Liabilities to the extent reflected in the RTM Closing Net Liabilities;


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         (c)      all Liabilities owed to RTMRG or any of its Subsidiaries or
RTMAC or any of its Subsidiaries; and

         (d)      all Liabilities in respect of the Indebtedness set forth on
Section 1.03(d) of the RTMMC Disclosure Letter.

         Section 1.04 LIABILITIES NOT ASSUMED BY ACQUISITION SUB. Notwithstanding anything to the contrary in this Agreement, Acquisition Sub shall not assume, or in any way be liable or responsible for any, and RTMMC shall pay, perform and discharge on a timely basis when due, all of its obligations and Liabilities, except for the Assumed Liabilities (the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, Excluded Liabilities shall include the following obligations and Liabilities of RTMMC:

         (a) except for Expenses, any Liability or obligation of RTMMC arising out of or in connection with the negotiation and preparation of any of this Agreement, the Ancillary Agreements or the consummation and performance of the transactions contemplated hereby or thereby, including any Liability for Taxes so arising (except as otherwise provided in Section 1.04(b) or Section 7.07);

         (b) except as provided in Section 7.07 or to the extent of any Liability for Taxes specifically identified in the RTM Closing Net Liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income), any Liability, obligation or expense of any kind or nature relating to Taxes of RTMMC or any of its direct or indirect members, or, with respect to the Purchased Assets or the Assumed Liabilities, Taxes for any period or portion thereof ending on or before the Closing Date (including any Liability, obligation or expense pursuant to any tax sharing agreement, tax indemnification or similar arrangement), and any Taxes attributable to the RTMMC Transactions;

         (c) any Liability with respect to any RTMMC Employee (i) who does not accept an offer of employment from ARG or any of its Subsidiaries made in accordance with Section 6.08 or (ii) to whom an offer of employment is not made pursuant to Section 6.08(b);

         (d) except to the extent of any Liability therefor included in the RTM Closing Net Liabilities, any Liability of RTMMC to any of its directors, officers, employees, members or Affiliates (other than to the extent arising in respect of the period after the Closing pursuant to employment arrangements expressly assumed by ARG or its Subsidiaries);

         (e) any Liability of RTMMC arising out of or relating to any Legal Action to which RTMMC is or was a party to the extent relating to any Excluded Asset or any other Excluded Liability;

         (f) except for the Indebtedness set forth in Section 7.16 of the RTMRG Disclosure Letter, any Liability of RTMMC arising out of or relating to
(i) any


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RTMMC Related Party Arrangement or (ii) the business, operations, properties or assets of any RTM Related Entity, including any guaranties, leases or subleases by RTMMC of real property currently or formerly used as a Mrs. Winners or Lees restaurant and not currently used in the Business;

         (g) except for any Liability included in the RTM Closing Net Liabilities, any Liability or obligation of RTMMC arising out of matters that constitute a breach of Section 2.14;

         (h) any Liability of RTMMC under this Agreement or any of the Ancillary Agreements; and

         (i) any Liability under any Contracts or pledges identified (or that should have been described) on Section 2.12(a)(xviii) of the RTMMC Disclosure Letter.

         Section 1.05 SALE AND PURCHASE OF THE PURCHASED ASSETS. At the Closing provided for in Section 1.06, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, RTMMC shall Transfer to Acquisition Sub, and Acquisition Sub shall, and Triarc shall cause Acquisition Sub to, purchase from RTMMC, the Purchased Assets for an aggregate purchase price in an amount in cash equal to $10.00 (such amount of cash being the "AGGREGATE PURCHASE PRICE") to be paid in accordance with Section 1.07.

         Section 1.06 CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VIII, the closing of the Asset Purchase (the "CLOSING") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on the third Business Day after the day on which the last of those conditions (other than any conditions, including the consummation of the Mergers and the RTMAC Purchase, that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Acquisition Sub and the RTM Representatives may agree in writing. The date on which the Closing occurs is referred to as the "CLOSING DATE." Immediately after the Closing, Triarc shall contribute, or cause to be contributed, all of the membership interests in Acquisition Sub to ARG.

         Section 1.07 PAYMENT OF AGGREGATE PURCHASE PRICE. At the Closing, Acquisition Sub shall, and Triarc shall cause Acquisition Sub to, pay to RTMMC the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by RTMMC in writing to Triarc not less than five Business Days prior to the Closing.


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                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF RTMMC AND THE MEMBERS

         Except as otherwise set forth in the disclosure letter delivered on or prior to the date of this Agreement by RTMMC and the Members to Triarc (the "RTMMC DISCLOSURE LETTER"), which RTMMC Disclosure Letter is arranged in Sections corresponding to the Sections of this Agreement, RTMMC and the Members, jointly and severally, represent and warrant to Triarc, ARG and Acquisition Sub that:

         Section 2.01 ORGANIZATION AND QUALIFICATION OF RTMMC. RTMMC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the limited liability company power and authority to own or lease the Purchased Assets and to carry on the Business substantially as it is being conducted on the date hereof. RTMMC is duly qualified and licensed to do business and is in good standing in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, an RTMMC Material Adverse Effect. RTMMC has made available to Triarc correct and complete copies of the articles of organization and operating agreement of RTMMC (as amended to the date hereof).

         Section 2.02 AUTHORIZATION OF RTMMC; ENFORCEABILITY. RTMMC has all requisite limited liability company power and authority, and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. Each of the Ancillary Agreements to which it is a party have been duly executed and delivered by RTMMC and constitute the legal, valid and binding obligation of RTMMC, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

         Section 2.03 MEMBERSHIP INTERESTS. The Members are the only members of RTMMC. No other membership or other ownership interest of RTMMC is authorized and outstanding.

         Section 2.04 SUBSIDIARIES. RTMMC does not directly or indirectly own any Subsidiary. Section 2.04 of the RTMMC Disclosure Letter sets forth all interests (the "INVESTMENTS") of RTMMC, listing the name of such Person, the type of entity, jurisdiction of organization and the number and class, amount and/or series of debt or equity interests of such Persons held by RTMMC, its Subsidiaries and each other holder of any equity or other ownership interest in such Person. RTMMC has good and valid title, free and clear of any Liens, to the Investments.

         Section 2.05 GOVERNMENTAL AUTHORIZATIONS. The execution, delivery and performance by RTMMC of this Agreement and each of the Ancillary Agreements to


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which it is a party do not, and the consummation by RTMMC of the transactions contemplated hereby and thereby will not, require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

         (a) the filing of the First Certificate of Merger with the Secretary of State of the State of Georgia and the Second Certificate of Merger with the Secretaries of State of the States of Delaware and Georgia;

         (b) the filing with the SEC of any forms, reports, schedules, statements and other documents that may be required under the Securities Act and the Exchange Act in connection with this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby; and

         (c)      the pre-merger notification required under the HSR Act.

         Section 2.06 NON CONTRAVENTION. Except with respect to Contracts to be satisfied in full or terminated in connection with the Debt Refinancings, the execution, delivery and performance by RTMMC of this Agreement and each of the Ancillary Agreements to which it is a party do not, and the consummation by RTMMC of the transactions contemplated hereby and thereby will not (a) contravene, conflict with, or result in any violation or breach of, the articles of organization or the operating agreement of RTMMC, (b) contravene or conflict with, or result in any violation or breach of, in any material respect, any Laws, Orders or Permits applicable to RTMMC or by which any of the Purchased Assets are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 2.05, Section 3.03 and Section 4.03 have been obtained or made, (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC is a party or by which any of the Purchased Assets are bound, other than in the case of this clause (y) any such violation, breach or default that would not reasonably be expected to be, individually or in the aggregate, material to RTMMC, (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC is a party or by which any of the Purchased Assets are bound, other than in the case of this clause (y) any such consent, approval, authorization, filing or notification that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to RTMMC; (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC is a party or by which any of the Purchased Assets are bound, other than in the case of this clause (y) any such termination, cancellation, amendment, modification or acceleration that would not reasonably be expected to be, individually or in the aggregate, material to RTMMC or (f) cause the creation or imposition of any Liens (other than Permitted Liens) on the Purchased Assets.

         Section 2.07 RESTATED COMBINED RTM FINANCIAL STATEMENTS; INTERNAL CONTROLS; INDEBTEDNESS.

         (a) Section 2.07(a) of the RTMMC Disclosure Letter sets forth the following combined financial statements of the RTM Parties and their Subsidiaries (collectively, the "RESTATED COMBINED RTM FINANCIAL STATEMENTS"):
(i) the restated audited combined balance sheets as of May 30, 2004 and May 25, 2005 and statements of income, net capital deficiency and cash flows for the fiscal years ended May 30, 2004, May 25, 2003 and May 26, 2002, for the RTM Parties and their Subsidiaries (such statements, together with the footnotes related thereto, being the "RESTATED COMBINED RTM AUDITED FINANCIAL STATEMENTS") and (ii) the restated unaudited combined balance sheets as of March 6, 2005 and May 30, 2004 and statements of income and retained earnings for the 40 weeks ended March 6, 2005 and February 29, 2004 for the RTM Parties and their Subsidiaries (such statements being the "RESTATED COMBINED RTM UNAUDITED FINANCIAL STATEMENTS"). The Restated Combined RTM Financial Statements (x) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to the Restated Combined RTM Financial Statements and except for the absence of footnotes in the case of the Restated Combined RTM Unaudited Financial Statements); and (y) fairly present, in all material respects, the combined financial position of the RTM Parties and their Subsidiaries as of the dates thereof and their combined results of operations and cash flows for the periods then ended (subject, in the case of the Restated Combined RTM Unaudited Financial Statements, to normal year-end adjustments).

         (b) RTMMC maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of RTMMC and to maintain accountability for the assets of RTMMC; (iii) access to the assets of RTMMC is permitted only in accordance with management's authorization; (iv) the reporting of the assets of RTMMC is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. RTMMC has heretofore made available to Triarc a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of RTMMC to RTMMC's independent auditors relating to (x) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of RTMMC to record, process, summarize and report financial data and any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of RTMMC.

         (c) Section 2.07(c) of the RTMMC Disclosure Letter sets forth a true and correct list of all Indebtedness of RTMMC (which Section may be updated by RTMMC and the Members prior to the Closing Date to reflect (x) any additions or deletions thereto after the date hereof in compliance with Section 5.01 and
(y) payments of principal and interest and accrual of interest on such Indebtedness during the period from the date hereof through the Closing Date). The aggregate amount of prepayment penalties, premiums, make wholes, breakage and other costs and expenses payable to the lenders as such of all such Indebtedness solely on account of the repayment of such Indebtedness in the Debt Refinancings will not exceed $20 million. Section 2.07(c) of the RTMMC Disclosure Letter specifically identifies all Indebtedness of RTMMC or included in the Winners Indebtedness Amount that constitutes RTM Non-Prepayable Debt. All Indebtedness of the RTM Parties and their Subsidiaries and the Mrs. Winners Obligors, other than the RTM Non-Prepayable Debt, is permitted by its terms to be prepaid or the holder thereof has consented in writing (which consent is in full force and effect) to being prepaid, in connection with the Debt Refinancings.

         Section 2.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except to the extent relating to the transactions contemplated by this Agreement, since May 30, 2004 (i) RTMMC has in all material respects conducted the Business in the ordinary course of business consistent with past practice and (ii) there has not occurred any event, and there does not exist any condition or set of circumstances, that has had or could reasonably be expected to have, individually or in the aggregate, an RTM Material Adverse Effect.

         Section 2.09 ABSENCE OF UNDISCLOSED LIABILITIES. RTMMC does not have any material Liabilities relating to the Purchased Assets, except for (i) Liabilities set forth in the Restated Combined RTM Financial Statements, (ii) Liabilities which have arisen after May 30, 2004 in the ordinary course of business consistent with past practice or in compliance with Section 5.01, (iii) Liabilities set forth in Section 2.09 of the RTMMC Disclosure Letter and (iv) Liabilities that are (A) the subject of any other representation or warranty contained in this Article II and are specifically disclosed pursuant to such representation or warranty or are not required to be disclosed because such other representation or warranty is limited or qualified with respect to dollar amount, Knowledge of RTMMC or materiality or (B) taken into account in the determination of the RTM Estimated Net Liabilities or RTM Closing Net Liabilities.

         Section 2.10 COMPLIANCE WITH LAWS; PERMITS. Since December 31, 2001, except for matters specifically addressed by Section 2.15 (last sentence only) or Section 2.16, (i) RTMMC has conducted the Business in compliance in all material respects with applicable Law; and (ii) RTMMC has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential failure to comply in any material respect with any applicable Laws.

         (a) RTMMC holds all material Permits issued or provided by Governmental Entities under all Laws, which are necessary for it to own the Purchased Assets as currently conducted (the "RTMMC PERMITS"). There have been no material misstatements or omissions in connection with any RTMMC Permit that, individually or in the aggregate, would be reasonably likely to result in the revocation, nonrenewal, suspension or adverse modification of such RTMMC Permit except for such revocations, non-renewals, suspensions or adverse modifications that have not been and would not reasonably be expected to be, individually or in the aggregate, material to RTMMC. There is not pending, nor to the Knowledge of RTMMC, threatened, against RTMMC, any application, action, petition, objection or other pleading, or any proceeding, with any Governmental Entity which questions or contests the validity of, or any rights of the holder under, or nonrenewal or suspension of any RTMMC Permit.

         Section 2.11 LEGAL ACTIONS. Section 2.11 of the RTMMC Disclosure Letter sets forth a true and complete list of all Legal Actions pending or, to the Knowledge of RTMMC, threatened against (a) RTMMC or (b) any director, officer or employee of RTMMC or other Person for whom RTMMC may be liable, other than in the case of clause (a) or (b) any such Legal Actions commenced or, to the Knowledge of RTMMC, threatened after the date of this Agreement and prior to the Closing Date that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, (x) Losses to RTMMC in excess of $1 million or (y) RTMMC being bound by any material restriction (other than customary confidentiality restrictions). RTMMC is not subject to or bound by any outstanding Order that is material to RTMMC.

         Section 2.12      CONTRACTS.

         (a) Section 2.12(a) of the RTMMC Disclosure Letter lists the following Contracts to which RTMMC is a party and which are outstanding (which Section may be updated by RTMMC and the Members prior to the Closing Date to reflect any additions or deletions thereto after the date hereof in compliance with Section 5.01) (collectively, the "RTMMC MATERIAL CONTRACTS"):

                  (i) any Contract expressly requiring capital expenditures involving consideration in excess of $50,000 in any twelve month period;

                  (ii) any Contract which restricts or limits, in any material respect, the ability of RTMMC to freely engage in any aspect of the quick service restaurant business whether as franchisor or owner/operator, or to employ any individuals (other than any confidentiality agreement entered into in connection with a potential acquisition containing any such restriction or limitation to employ any individuals);

                  (iii)    any collective bargaining agreement;

                  (iv) any Contract which involved payments from RTMMC of more than $250,000 to any Person supplying food or paper products or distribution services to any of the RTM Parties or any of their Subsidiaries during the twelve-month period ended May 30, 2004;

                  (v) any Contract which involved payments from RTMMC of more than $100,000 to any Person supplying advertising services or marketing services or materials to any of the RTM Parties or any of their Subsidiaries during the twelve-month period ended May 30, 2004;

                  (vi) any Contract which involved payments to RTMMC of more than $100,000 from any Person supplying beverage products to any of the RTM Parties or any of their Subsidiaries during the twelve-month period ended May 30, 2004;

                  (vii) any Contract relating to the management or control of any Affiliate of RTMMC, including any of the RTM Related Entities or the other RTM Parties or their Subsidiaries;

                  (viii) any Contract relating to the employment of any employee, and any Contract pursuant to which RTMMC is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $125,000, to any current or former employee, officer or director;

                  (ix) any Contract which provides for indemnification by RTMMC of (A) any officer, director or employee of any of the RTM Parties or any of their Subsidiaries or (B) any agent of the RTM Parties or any of their Subsidiaries or any other Person that, in the case of this clause (B), has resulted in or would reasonably be expected to result in, individually or in the aggregate, material Liabilities to RTMMC;

                  (x) any Contract relating to any Indebtedness, guarantying the performance of any Person or guarantying any Indebtedness;

                  (xi) any Contract involving a purchase price of $50,000 or more under which the closing of the transactions contemplated thereby has not occurred or under which there remains outstanding obligations and which relates to the acquisition by RTMMC of any operating business or the capital stock or other equity securities of any other Person, or the sale by RTMMC of any operating business or the capital stock or other equity securities of any former Subsidiary of RTMMC;

                  (xii) any partnership or joint venture agreement or other Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;

                  (xiii) any Contract under which RTMMC uses or occupies or has the right to use or occupy any real property (collectively, the "RTMMC REAL PROPERTY LEASES") (and Section 2.12(a)(xiii) of the RTMMC Disclosure Letter sets forth a true and complete summary of the following terms of each such RTMMC Real Property Lease: (1) the lessee; (2) the unit number; (3) the monthly rental rate; (4) the monthly operating expenses payable to the landlord; (5) the monthly rental taxes; (6) the commencement date and the termination date; (7) any assignment or change in control provisions; and (8) any guaranty by a Person other than an RTM Party or their Subsidiaries);

                  (xiv) any Contract under which RTMMC grants to any Person or Persons the right of use or occupancy to any portion of any parcel of RTMMC Real Property (collectively, the "RTMMC LEASES") (and Section 2.12(a)(xiv) of the RTMMC Disclosure Letter sets forth a true an d complete summary of the following terms of each such RTMMC lease: (1) the sublessee; (2) the unit number; (3) the monthly rental rate; (4) the monthly operating expenses payable to the sublessor; (5) the monthly rental taxes; (6) the commencement date and the termination date; and (7) any guaranty by an RTM Party or their Subsidiaries);

                  (xv) any Contract under which the closing of the transactions contemplated thereby has not occurred relating to the acquisition or sale by RTMMC of one or more parcels of real property, the aggregate purchase price of which exceeds $50,000;

                  (xvi) any Contract under which the closing of the transactions contemplated thereby has not occurred relating to the construction by RTMMC of one or more new Restaurants, the estimated costs under which exceed $50,000 in the aggregate;

                  (xvii) any Contract entered into out of the ordinary course of business, including any Contract entered into in connection with any settlement of any claim, action, suit, demand, proceeding, investigation or dispute, involving payments by RTMMC in excess of $50,000 or any unfulfilled or pending non-payment obligations of RTMMC; and

                  (xviii) any Contract or pledge pursuant to which RTMMC has committed or undertaken to make any charitable contribution with an unfulfilled amount in excess of $50,000 individually or $250,000 in the aggregate.

         (b) Each RTMMC Material Contract is valid, binding, in full force and effect and enforceable in accordance with its terms against RTMMC and, to the Knowledge of RTMMC, against any other party thereto. RTMMC and, to the Knowledge of RTMMC, each other party thereto, is not in material breach or material default under any RTMMC Material Contract and to the Knowledge of RTMMC, no event has occurred or condition or set of circumstances exists which, with or without notice or lapse of time or both, would constitute a material breach or material default, or permit termination, modification or acceleration, under any RTMMC Material Contract by any party thereto.

         Section 2.13      TAX MATTERS.

         (a) All material Tax Returns required to be filed by or with respect to RTMMC have been properly prepared and timely filed (including all applicable extensions), and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects.

         (b) RTMMC has fully and timely paid all material Taxes owed by RTMMC (whether or not shown on any Tax Return), and has made adequate provision for any such Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

         (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from RTMMC for any taxable period and no written request for any such waiver or extension is currently pending.

         (d) No audit or other proceeding by any Governmental Entity is pending, no Governmental Entity has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against RTMMC, and no claim in writing has been made by any Governmental Entity in a jurisdiction where RTMMC does not file Tax Returns with respect to a particular Tax that it is or may be subject to taxation by that jurisdiction with respect to such Tax.

         (e) There are no Liens for Taxes upon the Purchased Assets, except for statutory Liens for current Taxes not yet due.

         (f) None of the Purchased Assets: (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g)(5) of the Code.

         (g) The adjusted tax basis of each note, receivable or other obligation among any of RTMMC, its direct or indirect members, and its Affiliates equals the principal amount of such note, receivable or obligation (including any accrued but unpaid interest).

         Section 2.14      EMPLOYEE BENEFITS.

         (a) Except for severance agreements under which the remaining aggregate payments to the applicable former employee are less than $125,000, RTMMC does not maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect Liability with respect to any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which RTMMC is the owner, the beneficiary, or both), Code Section 125 "cafeteria" or "flexible" benefit, employee loan, educational assistance, fringe benefit plan, whether written or oral, including, without limitation, any (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director, officer, leased employee or agent (or their beneficiaries) of RTMMC has any present or future right to benefits (each such plan, program, arrangement or agreement set forth in such Section being individually, an "RTMMC EMPLOYEE PLAN," and collectively, the "RTMMC EMPLOYEE PLANS"). All references to "RTMMC" in this Section 2.14 shall refer to RTMMC and any employer that would be considered a single employer with RTMMC under Sections 414(b), (c), (m) or (o) of the Code.

         (b) RTMMC does not maintain, contribute to or have any Liability with respect to, and has not within the preceding six years maintained, contributed to or had any Liability with respect to, any RTMMC Employee Plan that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, (v) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA,
(vi) maintained outside the jurisdiction of the United States, or (vii) an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

         (c) (i) Each RTMMC Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (ii) with respect to each RTMMC Employee Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Entity, or to the participants or beneficiaries of such RTMMC Employee Plan have been filed or furnished on a timely basis; (iii) each RTMMC Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the RTMMC Employee Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of RTMMC, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material Liability, penalty or Tax under ERISA, the Code or any other applicable Laws; (iv) other than routine claims for benefits, no Liens or Legal Actions to or by any Person or Governmental Entity have been filed against any RTMMC Employee Plan or RTMMC with respect to any RTMMC Employee Plan or, to the Knowledge of RTMMC, against any other Person and, to the Knowledge of RTMMC, no such Liens or Legal Actions are contemplated or threatened with respect to any RTMMC Employee Plan; (v) no individual who has performed services for RTMMC has been improperly excluded from participation in any RTMMC Employee Plan; and (vi) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or the DOL with respect to any RTMMC Employee Plan.

         (d) Neither RTMMC nor, to the Knowledge of RTMMC, any other "party in interest" or "disqualified person" with respect to any RTMMC Employee Plan has engaged in a non-exempt "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code involving such RTMMC Employee Plan. To the Knowledge of RTMMC, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any RTMMC Employee Plan.

         (e) All Liabilities or expenses of RTMMC in respect of any RTMMC Employee Plan (including workers compensation) which have not been paid, have been properly accrued on the Restated Combined RTM Unaudited Financial Statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any RTMMC Employee Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the Restated Combined RTM Unaudited Financial Statements in accordance with GAAP.

         (f) Neither RTMMC nor any organization to which RTMMC is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

         (g) RTMMC has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under COBRA, and at the sole expense of the employee or former employee.

         (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of RTMMC; (ii) increase any benefits otherwise payable under any RTMMC Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment," as defined in Section 280G(b)(1) of the Code.

         (i) RTMMC has no plan, Contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any RTMMC Employee Plan.

         (j) There are no reserves, assets, surpluses or prepaid premiums with respect to any "welfare plan" (as defined in Section 3(1) of ERISA) that are disclosed in Section 2.14(a) of the RTMMC Disclosure Letter.

         (k) RTMMC has not incurred any Liability or obligation under WARN or any similar state or local Law within the last six months which remains unsatisfied.

         (l) RTMMC has no direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

         (m) RTMMC has made available to Triarc with respect to each RTMMC Employee Plan (other than severance agreements under which the aggregate remaining payments to the applicable former employee are less than $125,000), a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the

RTMMC Employee Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument; (iii) the most recent IRS determination letter;
(iv) the most recent summary plan description and summary of material modifications; (v) the three most recent (A) Forms 5500 and attached schedules, and (B) audited financial statements; (vi) for the last three years, all correspondence with the IRS, the DOL and any other Governmental Entity regarding the operation or the administration of any RTMMC Employee Plan; and (vii) any other documents in respect of an RTMMC Employee Plan reasonably requested by Triarc.

         Section 2.15 LABOR MATTERS. RTMMC is not the subject of, nor, to the Knowledge of RTMMC, is there threatened, any material claim asserting that RTMMC has committed an unfair labor practice with respect to RTMMC Employees located in the United States, nor is there pending or, to the Knowledge of RTMMC, threatened, nor has there been since December 31, 2001, any organized effort or demand for recognition by any labor organization or any labor dispute or slow-down that is material to the operations of RTMMC. There is not pending, nor, to the Knowledge of RTMMC, is there threatened any material labor strike, walk-out, work stoppage or lockout with respect to RTMMC Employees. RTMMC is, and since December 31, 2001 has been, in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment of minors, employment practices, terms and conditions of employment, withholding and wages and hours. RTMMC does not have any employees who spend more than 25% of their work week for matters related to any RTM Related Entity.

         Section 2.16 ENVIRONMENTAL MATTERS. (i) RTMMC is not, and since December 31, 2001 has not been, in violation in any material respect of any applicable Environmental Law; (ii) since December 31, 2001, RTMMC has not received any written notice, demand, claim or request for information from any Governmental Entity alleging the violation in any material respect of or any material Liability under any applicable Environmental Law in connection with the ownership of the Purchased Assets; (iii) RTMMC is not the subject of any Order arising under any Environmental Law; and (iv) to the Knowledge of RTMMC, there are no events, conditions or circumstances reasonably likely to result in any material Liability under Environmental Laws in connection with the ownership of the Purchased Assets.

         Section 2.17      INTELLECTUAL PROPERTY.

         (a) RTMMC owns, is licensed under, or otherwise possesses legally enforceable rights to use all patents, trade secrets, inventions, trademarks, trade names, service marks, trade dress rights, Internet domain names, copyrights, and any applications and registrations therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in and material to the Business as currently conducted; PROVIDED, that no representation or warranty is being made under this Agreement with respect to the compliance by ARG or its applicable Subsidiary with any Contracts pursuant to which ARG or its applicable Subsidiary licenses the RTMMC Third-Party Intellectual Property Rights to RTMMC or the sufficiency of any such Contract to grant valid rights to such RTMMC Third-Party

Intellectual Property Rights. Section 2.17(a) of the RTMMC Disclosure Letter sets forth all material United States patents, patent applications, trademark, service mark and copyright applications and registrations, and Internet domain name registrations owned by RTMMC.

         (b) RTMMC is not, nor will it be as a result of the execution and delivery by RTMMC or the Members of this Agreement or the performance by RTMMC or the Members of their obligations hereunder, in violation in any material respect of any material licenses, sublicenses or other agreements as to which RTMMC is a party and pursuant to which RTMMC is authorized to use any third-party patents, inventions, trademarks, trade names, service marks, trade dress rights, Internet domain names, copyrights, trade secrets or other intellectual property rights in connection with the Purchased Assets (collectively, "RTMMC THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS").

         (c) No claims with respect to (i) the right of RTMMC to use or to sell, license or make available to any Person any of RTMMC's products or services, or any of the patents, patent applications, registered and material unregistered trademarks, trade names, service marks, registered copyrights, and any applications therefor or trade secrets owned by RTMMC (collectively, the "RTMMC INTELLECTUAL PROPERTY RIGHTS"); or (ii) RTMMC Third-Party Intellectual Property Rights are, to the Knowledge of RTMMC, currently pending or threatened by any Person against RTMMC, that if adversely determined could be material to the ownership or use of the Purchased Assets; PROVIDED, that no representation or warranty is being made with respect to claims made against ARG or any of its Subsidiaries of which RTMMC does not have Knowledge.

         (d) RTMMC has taken all necessary actions to maintain and protect the RTMMC Intellectual Property Rights.

         (e) After the consummation of the transactions contemplated herein, ARG and its Subsidiaries will own all right, title and interest in and to, or have a valid written license to use, all RTMMC Intellectual Property and all RTMMC Third-Party Intellectual Property Rights on identical terms and conditions as RTMMC enjoyed immediately prior to such transaction.

         Section 2.18 REAL PROPERTY. Section 2.18 of the RTMMC Disclosure Letter sets forth a true, correct and complete schedule of all real property used in connection with the operation of the Purchased Assets which is owned by, or leased, subleased or licensed to, RTMMC, other than the Excluded Assets (which Section may be updated by RTMMC prior to the Closing Date to reflect any additions or deletions thereto after the date hereof in compliance with Section 5.01) (collectively, other than the Excluded Assets, the "RTMMC REAL PROPERTY"). With respect to each such parcel of RTMMC Real Property:

         (a) RTMMC has good and marketable title to the RTMMC Real Property owned by it and a valid leasehold interest in the RTMMC Real Property leased to it, as the case may be, free and clear of any Liens, except for Permitted Liens;

         (b) except for RTMMC Leases, there are no leases, subleases, licenses, concessions, or other agreements entered into by RTMMC granting to any Person or Persons the right of use or occupancy to any portion of the parcel of any of such RTMMC Real Property;

         (c)      [intentionally omitted];

         (d) other than the RTMMC Real Property subject to the Atlanta Office Leases, all of the real property used by RTMMC in the conduct of its business is included in the RTMMC Real Property, and is sufficient to operate the Arby's quick service restaurant business as currently conducted;

         (e) RTMMC has not received notice and, to the Knowledge of RTMMC, there are no pending, threatened or contemplated condemnation proceeding or proceedings affecting any of the RTMMC Real Property or any part thereof or of any sale or other disposition of the RTMMC Real Property or any part thereof in lieu of condemnation, in each case that, individually or in the aggregate, is, or is reasonably likely to be, material to RTMMC; and

         (f) no portion of any material RTMMC Real Property has suffered any material damage by fire or other casualty which is uninsured or has not heretofore been completely repaired and restored in full.

         Section 2.19 PURCHASED ASSETS AND PERSONAL PROPERTY. RTMMC has good and marketable title to, or a valid and enforceable leasehold interest in, all Purchased Assets. RTMMC's ownership of or leasehold interest in any such Purchased Assets is not subject to any Liens, except for Permitted Liens. Except for normal wear and tear, the Personal Property included in the Purchased Assets is in good operating condition and in a state of reasonable maintenance and repair.

         Section 2.20 SUFFICIENCY OF ASSETS. The RTM Parties and their Subsidiaries taken as a whole have, and upon completion of the RTM Transactions, ARG shall have, directly or indirectly, ownership of or rights in all of the assets necessary to conduct the Arby's restaurant business of the RTM Parties and their Subsidiaries in all material respects as currently conducted.

         Section 2.21 INSURANCE. RTMMC maintains (or has maintained on its behalf), and has maintained (or has maintained on its behalf) without interruption, policies or binders of insurance covering risks and events and in amounts adequate for the Purchased Assets and its operations and customary in the industry in which it operates. There are no material claims by RTMMC pending under any of such policies or bonds in excess of $100,000 as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

         Section 2.22 INVENTORY. The Inventory of RTMMC consists of items which are in all material respects of a quality and quantity usable and salable in the ordinary course of business consistent with past practice.

         Section 2.23 ACCOUNTS RECEIVABLE. All Accounts Receivable of RTMMC that are reflected on the Restated Combined RTM Financial Statements or on the accounting records of RTMMC as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by RTMMC in the ordinary course of business. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of RTMMC, under any Contract with any account debtor of a material Account Receivable relating to a material portion or validity of such Account Receivable, other than any of the foregoing asserted after the date hereof and where the result, individually or in the aggregate, is not and would not reasonably be expected to be material to RTMMC.

         Section 2.24 SUPPLIERS. No supplier or distributor that is identified with an asterisk on Section 2.12(a) of the RTMMC Disclosure Letter has reduced or otherwise discontinued or adversely modified the terms on which such products or services are supplied, or threatened to reduce or discontinue or adversely modify the terms in connection with supplying such items to RTMMC, in a manner that is or would be material to RTMMC.

         Section 2.25 TRANSACTIONS WITH AFFILIATES. Except for existing employment agreements with RTMMC or existing RTMMC Employee Plans, RTMMC is not a party to any Contract (other than an Excluded Asset) with any Affiliate of RTMMC (other than any other RTM Party or any of their Subsidiaries), any director, officer, member or employee of RTMMC or, to the Knowledge of RTMMC, any Affiliates or Immediate Family Members of any director, officer, member or employee of RTMMC. Section 2.25 of the RTMMC Disclosure Letter also sets forth a true and complete list of all outstanding loans or extensions of credit (other than travel advances made in the ordinary course of business to directors, officers or employees) that RTMMC has made directly or indirectly to any director, officer, member or employee of RTMMC or any of their respective Affiliates or Immediate Family Members, providing with respect to each such loan or extension of credit the outstanding principal amount, the interest rate and final maturity date. Each Contract and loan or extension of credit set forth or required to be set forth in Section 2.25 of the RTMMC Disclosure Letter is hereinafter referred to as an "RTMMC RELATED PARTY ARRANGEMENT".

         Section 2.26 BROKERS AND FINDERS. No broker, finder or investment banker other than TM Capital is entitled to any brokerage, finder's or other fee or commission in connection with the RTM Transactions or the other transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of RTMMC or any of the Members. RTMMC has made available to Triarc a correct and complete copy of all agreements between RTMMC and TM Capital under which TM Capital would be entitled to any payment relating to the RTM

Transactions or such other transactions, which agreements shall not be amended or otherwise modified after the date hereof without the prior written consent of Triarc.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

         Except as otherwise set forth in the RTMMC Disclosure Letter, which RTMMC Disclosure Letter is arranged in Sections corresponding to the Sections of this Agreement, each Member, severally and not jointly, represents and warrants to Triarc, ARG and Acquisition Sub that:

         Section 3.01 MEMBERSHIP INTEREST. Such Member owns the membership interest ascribed to such Member on SCHEDULE I hereto.

         Section 3.02 ORGANIZATION AND AUTHORITY OF SUCH MEMBER; ENFORCEABILITY. Such Member has all requisite power and authority, and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. This Agreement and each of the Ancillary Agreements to which such Member is a party have been duly executed and delivered by such Member and constitute the legal, valid and binding obligation of such Member, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

         Section 3.03 GOVERNMENTAL AUTHORIZATIONS. The execution, delivery and performance by such Member of this Agreement and each of the Ancillary Agreements to which it is a party do not, and the consummation by such Member of the transactions contemplated hereby and thereby will not, require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

         (a) the filing of the First Certificate of Merger with the Secretary of State of the State of Georgia and the Second Certificate of Merger with the Secretaries of State of the States of Delaware and Georgia;

         (b) the filing with the SEC of any forms, reports, schedules, statements and other documents that may be required under the Securities Act and the Exchange Act in connection with this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby; and

         (c)      the pre-merger notification required under the HSR Act.

         Section 3.04 NON-CONTRAVENTION. Except with respect to Contracts to be satisfied in full or terminated in connection with the Debt Refinancings, the execution, delivery and performance by such Member of this Agreement and each of the Ancillary

Agreements to which it is a party do not, and the consummation by such Member of the transactions contemplated hereby and thereby will not (a) contravene, conflict with, or result in any violation or breach of, the articles of organization or operating agreement of RTMMC, (b) contravene or conflict with, or result in any violation or breach of, in any material respect, any Laws, Orders or Permits applicable to RTMMC or such Member or by which the Purchased Assets are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 2.05, Section 3.03 and Section 4.03 have been obtained or made, (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC or such Member is a party or by which any of the Purchased Assets or any of the assets of such Member are bound, other than in the case of this clause (y) any such violation, breach or default that would not reasonably be expected to be, individually or in the aggregate, material to RTMMC or such Member, (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC or such Member is a party or by which any of the Purchased Assets or any of the assets of such Member are bound, other than in the case of this clause
(y) any such consent, approval, authorization, filing or notification that, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to RTMMC or such Member, (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under (x) any RTMMC Material Contract or (y) any other Contract to which RTMMC or such Member is a party or by which any of the Purchased Assets or any of the assets of such Member are bound, other than in the case of this clause (y) any such termination, cancellation, amendment, modification or acceleration that would not reasonably be expected to be, individually or in the aggregate, material to RTMMC or such Member, or (f) cause the creation or imposition of any Liens (other than Permitted Liens) on any of the Purchased Assets or any material assets of such Member.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                       OF TRIARC, ARG AND ACQUISITION SUB

         Triarc, ARG and Acquisition Sub jointly and severally represent and warrant to RTMMC and the Members as follows:

         Section 4.01 ORGANIZATION AND QUALIFICATION OF TRIARC, ARG AND ACQUISITION SUB. Each of Triarc, ARG and Acquisition Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the corporate or limited liability company power and authority to own or lease its assets and to carry on its business substantially as it is being conducted on the date hereof. Each of Triarc, ARG and Acquisition Sub is duly qualified and licensed to do business and is in good standing in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect. Triarc has made available to the RTM Representatives correct and complete copies of the certificate of incorporation and bylaws of Triarc and ARG (as amended to the date hereof).

         Section 4.02 AUTHORIZATION OF TRIARC, ARG AND ACQUISITION SUB; ENFORCEABILITY. Each of Triarc, ARG and Acquisition Sub has all requisite corporate or limited liability company power and authority, and has taken all corporate or limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by each of Triarc, ARG and Acquisition Sub and constitute the legal, valid and binding obligation of each of Triarc, ARG and Acquisition Sub, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

         Section 4.03 GOVERNMENTAL AUTHORIZATIONS. The execution, delivery and performance by each of Triarc, ARG and Acquisition Sub of this Agreement and each of the Ancillary Agreements to which it is a party do not, and the consummation by each of Triarc, ARG and Acquisition Sub of the transactions contemplated hereby and thereby will not, require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

         (a) the filing of the First Certificate of Merger with the Secretary of State of the State of Georgia and the Second Certificate of Merger with the Secretaries of State of the States of Delaware and Georgia;

         (b) the filing with the SEC of any forms, reports, schedules, statements and other documents that may be required under the Securities Act and the Exchange Act in connection with this Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby; and

         (c)      the pre-merger notification required under the HSR Act.

         Section 4.04 NON-CONTRAVENTION. Except with respect to Contracts to be satisfied in full or terminated in connection with the Debt Refinancings and except as set forth in Section 4.05 of the Triarc Disclosure Letter, the execution, delivery and performance by each of Triarc, ARG and Acquisition Sub of this Agreement and each of the Ancillary Agreements to which it is a party do not, and the consummation by each of Triarc, ARG and Acquisition Sub of the transactions contemplated hereby and thereby will not (a) contravene, conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws (or comparable organizational instruments) of any of Triarc, ARG and Acquisition Sub, (b) contravene or conflict with, or result in any violation or breach of, in any material respect, any Laws, Orders or Permits applicable to Triarc or any of its Subsidiaries or by which any assets of Triarc and its Subsidiaries are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 2.05, Section 3.03 and Section 4.03 have been obtained or made, (c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, (x) any Contract filed with the Triarc SEC Reports or (y) any other Contract to which Triarc or any of its Subsidiaries is a party or by which any assets of Triarc or any of its Subsidiaries is bound, other than in the case of this clause (y) any such violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (d) require any consent, approval or other authorization of, or filing with or notification to, any Person under, (x) any Contract filed with the Triarc SEC Reports or (y) any other Contract to which Triarc or any of its Subsidiaries is a party or by which any assets of Triarc or any of its Subsidiaries is bound, other than in the case of this clause (y) any such consent, approval, authorization, filing or notification that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, (e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under, (x) any Contract filed with the Triarc SEC Reports or (y) any other Contract to which Triarc or any of its Subsidiaries is a party or by which any assets of Triarc or any of its Subsidiaries is bound, other than in the case of this clause (y) any such termination, cancellation, amendment, modification or acceleration that would not reasonably be expected to have, individually or in the aggregate, a Triarc Material Adverse Effect, or (f) cause the creation or imposition of any Liens (other than Permitted Liens) on any material assets of any of Triarc or any of its Subsidiaries.

         Section 4.05 BROKERS AND FINDERS. No broker, finder or investment banker other than as set forth on Section 3.29 of the Triarc Disclosure Letter is entitled to any brokerage, finder's or other fee or commission in connection with the RTM Transactions or the other transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Triarc or any of its Subsidiaries. Triarc has made available to the RTM Representatives a correct and complete copy of all agreements between Triarc and those Persons set forth on Section 3.29 of the Triarc Disclosure Letter under which such Persons would be entitled to any payment relating to the RTM Transactions or such other transactions, which agreements shall not have been amended or otherwise modified after the date hereof without the prior written consent of the RTM Representatives.

                                    ARTICLE V

                          INTERIM OPERATIONS COVENANTS

         Section 5.01 CONDUCT OF BUSINESS OF RTMMC. During the period from the date hereof until the Closing, except as required by Law or a Governmental Entity or as otherwise contemplated by this Agreement or the Ancillary Agreements or taken in connection with complying with the terms of this Agreement or the Ancillary Agreements, RTMMC shall, and the Members shall cause RTMMC to (x) conduct its operation of the Business and the Purchased Assets only in the ordinary course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement and (y) use its commercially reasonable efforts to maintain and preserve intact the Business and the Purchased Assets, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or the Ancillary Agreements or as set forth in Section 5.01 of the RTMMC Disclosure Letter, (i) RTMMC shall not, and the Members shall not permit RTMMC to, without the prior written consent of Triarc (not to be unreasonably withheld, conditioned or delayed),and (ii) with respect to Section 5.01(p), RTMMC shall, and the Members shall cause RTMMC to, take the actions set forth in Section 5.01(p):

         (a) ORGANIZATION DOCUMENTS. Amend its articles of organization or operating agreement;

         (b) DIVIDENDS. Make, declare or pay any dividend or distribution on its membership interests or similar equity interests, other than (i) distributions to members in an amount equal to their aggregate liability for income Taxes based on the operations of RTMMC, as reasonably determined by RTMMC, (ii) cash dividends or distributions in an amount that the RTM Representatives have demonstrated to the reasonable satisfaction of Triarc (based upon reasonably detailed information provided by the RTM Representatives to Triarc), after taking into account any distributions described in clause (i) that have been made or are expected to be made prior to Closing would not reasonably be expected to result in the Net Liabilities of the RTM Parties and their Subsidiaries being more than the RTM Benchmark as of the Closing Date and
(iii) dividends or distributions of proceeds from Excluded Asset Dispositions;

         (c) EQUITY INTERESTS. (i) Adjust, split, combine or reclassify its membership interests or similar equity interests, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any membership interests or similar equity interests or any securities convertible or exchangeable into or exercisable for any membership interests or similar equity interests, (iii) grant any Person any right or option to acquire any of its membership interests or similar equity interests, (iv) issue, deliver or sell any additional membership interests or similar equity interests or any securities convertible or exchangeable into or exercisable for any membership interests or similar equity interests or such securities or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its membership interests or similar equity interests;

         (d) COMPENSATION AND BENEFITS. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) to its directors, officers or employees, (iii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies), (iv) enter into any new employment or severance agreement with any of its directors, officers or employees or (v) establish, adopt, enter into, amend or take any action to accelerate rights under any RTMMC Employee Plans, except in each case (A) for increases in salary, wages and benefits of officers or employees consistent with past practice, or (B) in conjunction with new hires, promotions or other changes in job status consistent with past practice;

         (e) ACQUISITIONS. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

         (f) DISPOSITIONS. Sell, close, lease, license, transfer, pledge, encumber, grant or dispose of any of the Purchased Assets, other than (i) the sale of Inventory or (ii) the disposition of used or excess equipment or machinery, in each case in the ordinary course of business consistent with past practice;

         (g) CONTRACTS. (i) Enter into any Contract that, had it been entered into on or prior to the date hereof, would have constituted an RTMMC Material Contract, other than in the ordinary course of business consistent with past practice or (ii) terminate, cancel or request any material change in any RTMMC Material Contract or any Contract entered into pursuant to clause (i) above, other than in the ordinary course of business consistent with past practice;

         (h) INDEBTEDNESS; GUARANTEES. (i) Incur, assume or prepay any Indebtedness, other than (x) in the ordinary course of business consistent with past practice under existing lines of credit to be used for working capital purposes or (y) any Indebtedness incurred either on terms reasonably acceptable to Triarc the proceeds of which will be used solely to make scheduled amortization payments of principal or scheduled payments of interest on Indebtedness existing as of the date hereof or as set forth in Section 5.01(h) of the RTMMC Disclosure Letter, or (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, other than
(x) guarantees in favor of the RTM Parties or any of their wholly owned Subsidiaries in the ordinary course of business or (y) endorsement of negotiable instruments in the ordinary course of business consistent with past practice;

         (i) LOANS. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors or officers, other than travel and similar advances in the ordinary course of business consistent with past practice;

         (j) CAPITAL EXPENDITURES. Fail to make any capital expenditure, including maintenance capital expenditures and capital expenditures for remodeling of Restaurants, in accordance with the ordinary course of business consistent with past practice;

         (k) ACCOUNTING. Change its accounting policies or procedures, other than as required by GAAP;

         (l) LEGAL ACTIONS. Subject to Section 5.01(p), waive, release, assign, settle or compromise any Legal Actions required to be disclosed pursuant to Section 2.11, other than any such waiver, release, assignment, settlement or compromise entered into in the ordinary course of business consistent with past practice that (i) does not involve payment by RTMMC of more than $100,000 in any one instance or multiple instances involving the same or related conduct, facts, circumstances or events and (ii) does not require RTMMC to be bound by any material restriction (other than customary confidentiality restrictions);

         (m) INTELLECTUAL PROPERTY. Take any action or omit to take any action that causes any RTMMC Intellectual Property Rights material to the ownership or operation of the Purchased Assets to become invalidated, abandoned or dedicated to the public domain;

         (n) RTMMC REAL PROPERTY. (i) Enter into any RTMMC Real Property Lease or acquire any real property, (ii) enter into any lease, sublease, license, concession or other Contract granting to any Person or Persons the right to use or occupancy to any portion of the parcel of any RTMMC Real Property, (iii) enter into any Contract relating to the sale of any RTMMC Real Property or (iv) terminate, cancel or request any material change in any of the foregoing in clauses (i), (ii) and (iii) above, other than in the case of this clause (iv) in the ordinary course of business consistent with past practice; or

         (o) RELATED ACTIONS. Authorize, commit or agree to do any of the foregoing; and

         (p) TAXES. (i) Prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by a change in applicable law or a good faith resolution of a contest), and timely file all material Tax Returns required to be filed by it on or before the Closing Date ("RTM POST-SIGNING RETURNS"); (ii) consult with Triarc with respect to all RTM Post-Signing Returns other than income Tax Returns and deliver drafts of such RTM Post-Signing Returns to Triarc no later than ten Business Days prior to the date (including extensions) on which such RTM Post-Signing Returns are required to be filed; (iii) fully and timely pay all Taxes due and payable in respect of such RTM Post-Signing Returns that are so filed; (iv) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it for which no RTM Post-Signing Return is due prior to the Closing Date; and (v) promptly notify Triarc of any suit, claim, action, investigation, proceeding or audit with respect to income Taxes or any other material Tax (collectively, "TAX ACTIONS"), pending against or with respect to RTMMC, and any settlement or compromise of any such Tax Action.

         Section 5.02 CONTROL OF BUSINESS PENDING CLOSING. Nothing contained in this Agreement shall give Triarc, ARG or Acquisition Sub, directly or indirectly, the right to control or direct the operations of RTMMC prior to the Closing. Prior to the Closing, RTMMC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         Section 6.01      ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) Prior to the Closing, RTMMC shall, and the Members shall cause RTMMC to: (A) provide to Triarc and its Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, books and records of RTMMC; and (B) furnish promptly such information concerning RTMMC as Triarc or its Representatives may reasonably request, in each case to the extent that such access or request does not unreasonably interfere with the business or operations of RTMMC. No investigation conducted under this Section 6.01(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

         (b) Triarc shall, and shall cause its Representatives and Subsidiaries to, comply with all of the obligations of Triarc under, and RTMMC and the Members shall, and shall cause their Representatives to, comply with all of the obligations of RTMRG under, the Amended and Restated Confidentiality Agreements, dated January 28, 2005 (the "CONFIDENTIALITY AGREEMENTS"), between Triarc and RTMRG with respect to the information disclosed under this Section 6.01.

         Section 6.02 COMMERCIALLY REASONABLE EFFORTS. Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VIII are satisfied and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable. Except as otherwise provided in Section 6.04(c), no party to this Agreement shall, or shall permit any of its respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied or satisfaction of those conditions being delayed. Notwithstanding the foregoing, it is understood and agreed that Section 7.20 of the RTMRG Merger Agreement (and not this Section 6.02) shall govern matters pertaining to the Trigger Event.

         Section 6.03      NOTICES OF CERTAIN EVENTS.

         (a) Prior to the Closing, Triarc shall notify the RTM Representatives promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened or commenced against or otherwise affecting ARG or any of its Subsidiaries or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing known to Triarc which would reasonably be expected to result in the failure of any of the conditions set forth in Section 8.03(a) or Section 8.03(b).

         (b) Prior to the Closing, RTMMC and the Members shall notify Triarc promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened or commenced against or otherwise affecting RTMMC or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing known to RTMMC or any Member which would reasonably be expected to result in the failure of any of the conditions set forth in Section 8.02(a) or Section 8.02(b).

         Section 6.04      CONSENTS; FILINGS.

         (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to (i) obtain any consents, approvals or other authorizations required in connection with the transactions contemplated by this Agreement and (ii) make any necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by each of the parties to this Agreement, in connection with the transactions contemplated by this Agreement under (A) the Securities Act, the Exchange Act and state securities or "blue sky" Laws, (B) the HSR Act, and (C) any other applicable Laws, including all real estate transfer tax returns. Triarc, RTMMC and the Members shall cooperate and consult with each other in connection with the making of all such filings and notifications. Neither Triarc, RTMMC nor any of the Members shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

         (b) Triarc shall promptly inform the RTM Representatives, and RTMMC and each of the Members shall promptly inform Triarc, upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Triarc, RTMMC or any of the Members (or any of their respective Affiliates) receives a request for additional information from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (or in the case of Triarc, with the RTM Representatives), an appropriate response to such request. Triarc shall advise the RTM Representatives promptly of any understandings, undertakings or agreements (oral or written) which Triarc or any of its Subsidiaries proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Triarc shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.

         (c) Notwithstanding the foregoing, nothing in this Section 6.04 shall require, or be construed to require, Triarc, RTMMC or any of the Members to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interest in any assets or businesses of Triarc, RTMMC, any of the Members or any of their respective Affiliates, (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which, in either case, would reasonably be expected to (x) result in a Triarc Material Adverse Effect, an ARG Material Adverse Effect or an RTMMC Material Adverse Effect or (y) materially and adversely impact the economic or business benefits to Triarc and its stockholders of the transactions contemplated by this Agreement or (iii) any modification or waiver of the terms and conditions of this Agreement.

         Section 6.05 ACTIONS WITH RESPECT TO DEBT FINANCING AND DEBT REFINANCINGS.

         (a) RTMMC shall, and the Members shall cause RTMMC to, cooperate fully with Triarc and its Affiliates in connection with the Debt Financing and the Debt Refinancings, including causing RTMMC and its Representatives to provide reasonable cooperation in connection with the arrangement of any financing (including the satisfaction of any closing conditions therein relating to the RTM Parties and their Subsidiaries) to be consummated contemporaneously with or at or immediately after the Closing Date in respect of the transactions contemplated by this Agreement or any Ancillary Agreement, including reasonable participation in meetings, due diligence sessions, road shows, provision of information, provision of financial statements (including pro forma and interim financial statements), assistance in rating agency process, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any customary underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, and including reasonable assistance with respect to obtaining customary closing certificates, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by any syndication agent, underwriter, initial purchaser, arranger or placement agent with respect to all or a portion of such financing.

         (b) RTMMC shall, and the Members shall cause RTMMC to, use commercially reasonable efforts to obtain (at no cost or expense to ARG or any of its Subsidiaries after the Closing) on or prior to the Closing Date payoff letters to satisfy in full no later than sixty (60) days after the Closing Date each of the Contracts governing the Indebtedness for borrowed money of any RTM Party or its Subsidiaries or included in the Winners Indebtedness Amount and, if any such payoff letter shall not have been obtained on or prior to the Closing Date, such amendments, waivers and modifications (the "REQUIRED DEBT CONSENTS") to such Contracts (x) as are necessary to permit all such Indebtedness (other than the RTM Non-Prepayable Debt) to be prepaid no later than the earlier of sixty (60) days after the Closing Date and the date any forbearance agreement in effect on the Closing Date in respect of such Indebtedness shall expire after the Closing Date and (y) with respect to the RTM Non-Prepayable Debt, that are identified in Section 7.07(b) of the Triarc Disclosure Letter.

         Section 6.06 NO SOLICITATION. From the date of this Agreement until the Closing, RTMMC and each of the Members shall not, and shall cause each of their respective Representatives and RTMMC not to, directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage any inquiries, offers or proposals relating to a Takeover Proposal; (ii) engage in discussions or negotiations with, or furnish or disclose any non public information relating to RTMMC to, any Person that has made or indicated an intention to make a Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; (iv) enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal; or (v) propose to do any of the foregoing or take any other action inconsistent with the obligations of RTMMC and the Members under this Section 6.06. RTMMC and each of the Members shall promptly inform its Representatives of its obligations under this Section 6.06. RTMMC and each of the Members shall notify Triarc promptly upon receipt of any Takeover Proposal or indication that any Person is considering making a Takeover Proposal or any request for non-public information relating to RTMMC. RTMMC and each of the Members shall provide Triarc promptly with the identity of such Person and a copy of such Takeover Proposal, indication or request (or, where no such copy is available, a detailed description of such Takeover Proposal).

         Section 6.07 DEFENSE OF LITIGATION. Prior to the Closing, none of RTMMC or any of the Members shall settle or offer to settle any Legal Action against such Member or RTMMC or any of its directors or officers arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements without the prior written consent of Triarc, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, none of RTMMC or any of the Members shall cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement or the Ancillary Agreements, and RTMMC and the Members shall cooperate with the reasonable requests of Triarc in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

         Section 6.08      EMPLOYEES AND EMPLOYEE BENEFITS, ETC..

         (a) RTMMC shall, and the Members shall cause RTMMC to, comply with any applicable provisions of WARN, and any other Laws regarding plant closings or layoffs (or similar triggering event) as they relate to the transactions contemplated hereby.

         (b) Effective on the Closing Date, ARG shall offer (and RTMMC shall give ARG an opportunity to offer) employment to all RTMMC Employees (a true and correct list, as of the date hereof, of which is set forth on Section 6.08(b)(i) of the RTMMC Disclosure Letter (which Section shall be updated promptly by RTMMC and the Members until the Closing to reflect any additions or deletions thereto after the date hereof)) including any employees on a leave of absence, on terms and conditions which, in the aggregate and for a period of at least one year, provide compensation that is at least as equal to that applicable to employees of the same grade or position who are employees of ARG and its Subsidiaries but excluding employees listed in Section 6.08(b)(ii) of the RTMMC Disclosure Letter. ARG's offers of employment to such RTMMC Employees shall be made as soon as practicable following the date hereof; PROVIDED, HOWEVER, that all such offers of employment shall be made no later than the day prior to the Closing Date and all such offers shall remain open at least until the Closing Date.

         (c) For the year in which the Closing occurs, ARG shall cause any welfare plan in which an RTMMC Employee who remains in the employ of ARG or its Subsidiaries participates to credit such RTMMC Employee and his dependents and beneficiaries with any deductible, co-payment and out-of-pocket expenses incurred from January 1 through the Closing Date under the comparable welfare plan in which the RTMMC Employee participates as of the Closing Date.

         (d) For the period beginning on the Closing Date and ending on January 2, 2006, 12:00 midnight Eastern time (the "TRANSITION PERIOD"), each RTMMC Employee who remains in the employ of ARG or its Subsidiaries shall continue to participate in the employee pension and welfare benefit plans of RTMRG in which such RTMMC Employee participated immediately prior to the Closing Date.

         (e) Each RTMMC Employee who remains in the employ of ARG or its Subsidiaries shall be credited under the employee pension and welfare benefit plans in which such RTMMC Employee shall become entitled to participate following the end of the Transition Period (collectively, the "POST-TRANSITION PERIOD BENEFIT PLANS" with all service credited under comparable plans of RTMMC, including but not limited to:

                  (i) under any Post-Transition Period Benefit Plan that is a defined contribution plan, for purposes of eligibility to participate, vesting and benefit levels;

                  (ii) under any Post-Transition Period Benefit Plan that provides severance benefits, for purposes of eligibility to participate and the calculation of the amount of the severance payment and other benefits;

                  (iii) under any Post-Transition Period Benefit Plan that provides for paid time off, for purposes of eligibility to participate and the calculation of the amount to be accrued; and

                  (iv) under any Post-Transition Period Benefit Plan that provides welfare benefits, for purposes of any waiting period requirements or benefit level entitlements.

         (f) Compensation and benefit packages for RTMMC Employees at or above the Vice President level to be in effect as of the Closing Date shall be subject to the approval of the RTM Representatives, not to be unreasonably withheld, conditioned or delayed.

         (g) RTMMC shall take all necessary actions to terminate each RTMAC Employee Plan set forth on Section 6.08(g) of the RTMMC Disclosure Letter, in each case effective as of immediately prior to the Closing and without any Liability after the Closing to Triarc or any of its Affiliates.

         (h) RTMMC shall take all necessary actions to cause the annual rate of base salary of each RTMMC Employee whose name is set forth on Section 6.08(h) of the RTMMC Disclosure Letter to equal the annual rate of base salary set forth next to each such RTMAC Employee's name on such Section 6.08(h), in each case effective as of immediately prior to the Closing.

         (i) Promptly after the Closing, subject to applicable Laws, RTMMC shall transfer or cause to be transferred to ARG all employee records with respect to RTMMC Employees.

         (j) For purposes of payroll taxes with respect to all RTMMC Employees that become employees of ARG or any of its Subsidiaries, ARG and RTMMC shall treat the transactions contemplated hereby as a transaction described in Treasury Regulation Sections 31.312(a)(1)-1(b)(2) and 31.3306(b)(1)-(b)(2).

         (k) Not later than three months after the Closing Date (if the Triarc B-1 Election shall have been made) or the date on which the shares of Triarc Class B-2 Common Stock convert into shares of Triarc Class B-1 Common Stock (if the Triarc B-2 Election shall have been made), Triarc shall request that the Performance Compensation Subcommittee of its board of directors consider granting to RTMMC Employees employed by ARG or any of its Subsidiaries after the Closing Date options to purchase shares of Triarc B-1 Common Stock under Triarc's 2002 Equity Participation Plan in such amounts and with such exercise prices and other terms as the Performance Compensation Subcommittee shall determine, in its sole discretion, taking into account the position held and years of service to the Arby's restaurant system by each respective RTMMC Employee.

         Section 6.09 PUBLIC ANNOUNCEMENTS. Triarc shall consult with the RTM Representatives, and RTMMC and the Members shall, and the Members shall cause RTMMC to, consult with Triarc, before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Triarc nor RTMMC nor any of the Members shall issue or cause to be issued any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws, in which case that party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

         Section 6.10 SARBANES-OXLEY COMPLIANCE. Prior to the Closing, RTMMC and the Members shall cause their Representatives, and the Members shall cause RTMMC to, take all actions that Triarc may deem necessary or appropriate, and cooperate in the taking of such actions, to enable Triarc, following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC pursuant thereto (as amended from time to time, the "SOA") and the other requirements of the SOA, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

         Section 6.11 RTM TRADEMARKS. Prior to the Closing Date, RTMMC shall accept the assignment of all right, title and interest in and to the RTM trade name, RTM service mark and the RTM trademarks, and all goodwill associated therewith, including the trademark registrations set forth in Section 7.18 of the RTMRG Disclosure Letter, from RTM, Inc. At the Closing, RTMMC shall enter into the Trademark License Agreement with ARG.

         Section 6.12 BULK SALES. Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of Law (the "BULK SALES LAWS"), as such provisions may apply to the transactions contemplated herein.

                                   ARTICLE VII

                                   TAX MATTERS

         Section 7.01      TAX INDEMNIFICATION.

         (a) INDEMNIFICATION BY RTMMC AND THE MEMBERS. From and after the Closing Date, RTMMC and each Member (jointly and severally) shall, subject to the applicable limitations set forth in Article X, indemnify the Triarc Indemnified Parties against and hold harmless from any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for both in-house and outside counsel, accountants and other outside consultants) suffered or incurred (each a "TAX LOSS" and collectively, the "TAX LOSSES") arising out of:

                  (i) Taxes of RTMMC or any of its direct or indirect members, and, with respect to the Purchased Assets and Assumed Liabilities, Taxes for periods or portions thereof ending on or before the Closing Date (including any Liability, obligation or expense pursuant to any Tax Sharing Agreement, tax indemnification or similar arrangement) ("PRE-CLOSING TAXES"), and Taxes of RTMMC attributable to the RTMMC Transactions, in excess of the amount of Taxes which are specifically identified as current liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income) on the RTM Closing Balance Sheet; and

                  (ii) without duplication, Taxes imposed on Triarc or any of its Subsidiaries as a result of (x) a breach of or inaccuracy in any representation or warranty set forth in Section 2.13 or in the certificate delivered by the RTM Representatives pursuant to Section 8.02(d) as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of or inaccuracy in which will be determined with reference to such specified date) or (y) a breach of any covenant or agreement set forth in Section 5.01(p) or this Article VII; PROVIDED, that for purposes of this Section 7.01(a)(ii) only, a breach of or inaccuracy in any representation, warranty, covenant or agreement shall be determined without reference to any materiality qualifier with respect thereto.

Notwithstanding the foregoing, RTMMC and the Members shall not be obligated to pay any amounts under this Section 7.01(a) for any Tax Losses resulting from any transaction with respect to the Purchased Assets and the Assumed Liabilities on the Closing Date but after the Closing, other than any transaction in the ordinary course of business and any RTMMC Transactions.

         (b) INDEMNIFICATION CALCULATIONS. All indemnification payments for Tax Losses made pursuant to this Section 7.01, and for Losses made pursuant to
Section 10.02 and Section 10.04, shall be made on an after-tax basis. Accordingly, in determining the amount of any indemnification payment for a Tax Loss or Loss suffered or incurred by an indemnitee hereunder, the amount of such Tax Loss or Loss shall be (i) increased to take into account any additional Tax cost actually incurred by the indemnitee arising from the receipt of indemnification payments hereunder ("TAX COSTS") and (ii) decreased to take into account any deduction, credit or other tax benefit actually realized by the indemnitee with respect to such Tax Loss or Loss ("TAX BENEFITS"). In computing the amount of any such Tax Cost or Tax Benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnified Tax Loss or Loss; PROVIDED, that if a Tax Cost or Tax Benefit is not realized in the taxable period during which an indemnifying party makes an indemnification payment or the indemnitee incurs or pays any Tax Loss or Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Costs and Tax Benefits realized by the parties hereto in each such subsequent taxable period.

         Section 7.02      TAX INDEMNIFICATION PROCEDURES.

         (a) After the Closing, Triarc shall promptly notify the RTM Representatives in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Entity or any other Person with respect to Taxes for which RTMMC and the Members are liable pursuant to
Section 7.01; PROVIDED, HOWEVER, that a failure to give such notice will not affect the Triarc Indemnified Parties' rights to indemnification under this
Article VII, except to the extent that RTMMC and the Members are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

         (b) Payment by RTMMC and the Members of any amount due to the Triarc Indemnified Parties under this Article VII shall be made within ten Business Days following written notice by a Triarc Indemnified Party that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due by a Triarc Indemnified Party, provided that RTMMC and the Members shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Entity or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of such contested Tax will not be considered due earlier than the date a "final determination" to such effect is made by such Governmental Entity or a court of competent jurisdiction. For this purpose, a "final determination" shall mean a settlement, compromise, or other agreement with the relevant Governmental Entity, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Entity, and agreement contained in an IRS Form 870-D or other comparable form, an agreement that constitutes a "determination" under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

         (c) All amounts required to be paid pursuant to this Article VII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party. In seeking indemnification under this Article VII against RTMMC or the Members, the Triarc Indemnified Parties shall first exercise its remedies with respect to the RTM Escrow Fund pursuant to the Escrow Agreement and, if the RTM Escrow Fund has been exhausted in full, with respect to RTMMC or the Members (individually or jointly) directly pursuant to this Agreement.

         (d) Any payments required pursuant to this Article VII that are not made within the time period specified in this Section 7.02 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax and, in the case of payments related to Taxes other than U.S. federal income Taxes, at a rate and in the manner provided under applicable Law for underpayments of such Tax.

         Section 7.03      TAX AUDITS AND CONTESTS; COOPERATION.

         (a) After the Closing Date, except as provided in (b) below, RTMMC shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Purchased Assets and Assumed Liabilities (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a "CONTEST") with respect to a taxable period ending on or prior to the Closing Date but Triarc shall have the right to participate in such Contest at its own expense, and RTMMC shall not settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of Triarc or its Subsidiaries for any Taxable year (or portion thereof) beginning after the Closing Date without the consent of Triarc, which consent shall not be unreasonably withheld, conditioned or delayed; PROVIDED, that if RTMMC fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the RTM Representatives of notice of such Contest, Triarc shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

         (b) In the case of a Contest that relates to Straddle Periods (as defined in Section 7.05), Triarc shall control the conduct of such Contest, but RTMMC shall have the right to participate in such Contest at its own expense, and Triarc shall not settle, compromise and/or concede any portion of such Contest if such resolution is reasonably likely to give rise to a Tax liability for which the Triarc Indemnified Parties are indemnified under Section 7.01(a) without the consent of RTMMC, which consent shall not be unreasonably withheld, conditioned or delayed; PROVIDED, that if Triarc fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Triarc of notice of such Contest, RTMMC shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

         (c) RTMMC and Triarc agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets and Assumed Liabilities as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. RTMMC and Triarc shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to Triarc or its Subsidiaries or the Purchased Assets and Assumed Liabilities with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.03(c). Without limiting the foregoing, Triarc shall make available to RTMMC promptly upon written request and for as much time as reasonably required for purposes of reviewing or filing any Tax Returns or conducting any Contest or other Tax proceeding related to Taxes of RTMMC for taxable periods (or portions thereof) ending on or before the Closing Date any one or more of those employees of ARG or Triarc or their controlled Affiliates (as specifically requested by RTMMC) who prior to the Closing were involved in the preparation of Tax Returns or the conduct of Contests or other Tax proceedings for the benefit of RTMMC; PROVIDED, that neither Triarc nor any of its controlled Affiliates shall have any obligation to continue the employment of any employees; and PROVIDED, further, that neither Triarc nor any of its controlled Affiliates shall have any Liability to RTMMC for the acts or omissions of its employees under this Section 7.03(c). The parties agree that nothing in this Section 7.03(c) shall require any of Triarc or its Affiliates to undertake any action that could unreasonably interfere with, or otherwise cause an undue burden on, the activities of Triarc or its Subsidiaries. RTMMC shall reimburse Triarc for Triarc's or its controlled Affiliates' reasonable costs, including allocated direct and indirect costs, in satisfying its obligations under this Section 7.03(c) with respect to RTMMC. Any information obtained under this Section 7.03(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

         (d) Triarc and RTMMC shall (i) use their reasonable best efforts to properly retain and maintain the Tax and accounting records with respect to the Purchased Assets and Assumed Liabilities that relate to Pre-Closing Taxable Periods and that are in such party's possession after the Closing Date for seven years and shall thereafter provide RTMMC or Triarc, as the case may be, with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to RTMMC or Triarc, as the case may be, upon its written request prior to any such destruction, abandonment or disposition and (iii) allow RTMMC or Triarc, and their Affiliates and their respective Representatives, as the case may be, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as RTMMC or Triarc, as the case may be, may deem necessary or appropriate; PROVIDED, HOWEVER, that in all cases, such activities are to be conducted by RTMMC or Triarc, as the case may be, during normal business hours and at the sole expense of RTMMC or Triarc, as the case may be. Any information obtained under this Section 7.03(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

         Section 7.04      PREPARATION OF TAX RETURNS AND PAYMENT OF TAXES.

         (a) Triarc shall prepare (or cause to be prepared), and timely file all Tax Returns with respect to the Purchased Assets and Assumed Liabilities that are required to be filed with any Governmental Entity after the Closing Date other than Pre-Closing Income Tax Returns and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any such Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date ("PRE-CLOSING TAXABLE PERIODS"), RTMMC and the Members shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns, to the extent that the aggregate amount of Pre-Closing Taxes due in respect of all such Tax Returns exceeds the amount of Taxes that are specifically identified as current liabilities (excluding any reserve for deferred taxes established to reflect timing differences between book and Tax income) on the RTM Closing Balance Sheet, and Triarc shall, subject to Section 7.01(a), be responsible for all other Pre-Closing Taxes shown as due on such Tax Returns. Triarc shall notify the RTM Representatives of any amounts due from RTMMC and the Members in respect of any such Tax Return no later than ten Business Days prior to the date on which such Tax Return is due, and RTMMC and the Members shall remit such payment to Triarc no later than five Business Days prior to the date such Tax Return is due.

         (b) In the case of any income Tax Returns of RTMMC with respect to any Taxable periods ending on or before the Closing Date ("PRE-CLOSING INCOME TAX RETURNS"), RTMMC shall prepare such Tax Returns in a manner consistent with past practice, except as otherwise required by a change of law or a good faith resolution of a contest. In the case of Tax Returns that are filed with respect to a Taxable period that ends on or prior to the Closing Date other than Pre-Closing Income Tax Returns, Triarc shall prepare (or cause to be prepared) such Tax Return in a manner consistent with past practice, except as otherwise required by a change in law or a good faith resolution of a contest, and shall deliver any such Tax Return to RTMMC for its review at least 30 days prior to the date such Tax Return is required to be filed. If RTMMC disputes any item on such Tax Return, it shall notify Triarc of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne equally by Triarc and RTMMC (including the Members).

         (c) With respect to Tax Returns that are required to be filed by or with respect to the Purchased Assets and Assumed Liabilities for a period that begins before and ends after the Closing Date ("STRADDLE RETURNS"), such Straddle Returns shall be prepared by Triarc in a manner consistent with past practice (except as otherwise required by a change in law or a good faith resolution of a contest), and RTMMC and the Members shall be responsible for the Pre-Closing Taxes due in respect of such Straddle Returns in excess of the amount of such Taxes which are specifically identified as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the RTM Closing Balance Sheet. Triarc shall notify RTMMC of any amounts due from RTMMC and the Members in respect of any Straddle Return no later than ten Business Days prior to the date on which such Straddle Return is due, and RTMMC and the Members shall remit such payment to Triarc no later than five Business Days prior to the date such Straddle Return is due. Triarc shall deliver any Straddle Return to RTMMC for its review at least 30 days prior to the date on which such Tax Return is required to be filed. If RTMMC disputes any item on such Tax Return, it shall notify Triarc of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne equally by Triarc and RTMMC (including the Members).

         (d) Neither Triarc nor any of its Affiliates shall amend, refile or otherwise modify any Tax Return relating in whole or in part to the Purchased Assets and Assumed Liabilities with respect to any Pre-Closing Taxable Period without the written consent of the RTMMC, which consent shall not be unreasonably withheld, conditioned or delayed.

         Section 7.05 STRADDLE PERIODS. For purposes of this Agreement, in the case of any Taxes with respect to the Purchased Assets and Assumed Liabilities that are payable with respect to any tax period that begins before and ends after the Closing Date (a "STRADDLE PERIOD"), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the Purchased

Assets or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.05 shall be computed by reference to the level of such items on the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

         Section 7.06      REFUNDS.

         (a) RTMMC shall be entitled to any credits and refunds (including interest received thereon) with respect to the Purchased Assets and Assumed Liabilities in respect of any Pre-Closing Taxable Period. All credits and refunds (including interest received thereon) with respect to the Purchased Assets and Assumed Liabilities for any Straddle Period shall be equitably apportioned between Triarc and RTMMC pursuant to the principles set forth in
Section 7.05. Triarc shall cause each such refund to which RTMMC is entitled to be paid to RTMMC promptly following its receipt.

         (b) Except as provided in Section 7.06(a), Triarc and its Subsidiaries shall be entitled to all credits and refunds (including interest received thereon) in respect of any Taxes with respect to the Purchased Assets and Assumed Liabilities.

         Section 7.07 CONVEYANCE TAXES. ARG shall pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes ("TRANSFER TAXES") incurred solely as a result of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities; and RTMMC and Triarc agree to jointly file all required change of ownership and similar statements.

         Section 7.08 TAX TREATMENT. So long as the amendment contemplated by Section 8.13 of the RTMRG Merger Agreement shall have been made prior to the Closing Date and the Allocation Requirement is satisfied, Triarc and RTMMC shall file, and shall cause their respective Affiliates to file, all Federal income Tax Returns in a manner consistent with the Purchase Price Allocation and shall take no position contrary thereto for any Federal income Tax purposes, unless otherwise required to do so by a good faith resolution of a contest or a change in applicable law. The parties, each acting in good faith, shall attempt to agree on the manner in which such amounts allocated to the Purchased Assets under the Purchase Price Allocation are further allocated among the Purchased Assets for Federal income Tax purposes and, failing to reach agreement prior to the Closing, each shall be permitted to report and allocate such amounts among the Purchased Assets in their independent and sole discretion.

         Section 7.09 RTMMC ASSET RANGE. RTMMC and the Members agree that the sum of the Aggregate Purchase Price, and any amounts treated as an adjustment to the Aggregate Purchase Price pursuant to Section 10.08, and the Assumed Liabilities shall be an amount within the RTMMC Asset Range.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         Section 8.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE ASSET PURCHASE. The respective obligation of each party to this Agreement to effect the Asset Purchase is subject to the satisfaction or waiver by Triarc, RTMMC and the RTM Representatives on or prior to the Closing Date of each of the following conditions:

         (a) ANTITRUST. The waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements under the HSR Act shall have expired or been terminated.

         (b) CONSENTS. All material consents, approvals and other authorizations of any Governmental Entity required to consummate the Asset Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the First Certificate of Merger with the Secretary of State of the State of Georgia and the Second Certificate of Merger with the Secretaries of State of the States of Delaware and Georgia pursuant to the RTMRG Merger Agreement) shall have been obtained.

         (c) NO INJUNCTIONS OR RESTRAINTS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that (i) restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) could reasonably be expected to have an RTMMC Material Adverse Effect. No Governmental Entity shall have instituted any proceeding seeking any such Orders.

         (d) MERGERS. The Mergers shall be consummated simultaneously with the Asset Purchase.

         (e) RTMAC PURCHASE. The RTMAC Purchase shall be consummated simultaneously with the Asset Purchase.

         Section 8.02 CONDITIONS TO OBLIGATIONS OF TRIARC, ARG AND ACQUISITION SUB TO EFFECT THE ASSET PURCHASE. The obligations of Triarc, ARG and Acquisition Sub to effect the Asset Purchase are also subject to the satisfaction or waiver by Triarc (in its sole discretion) on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Other than the representations and warranties of (x) RTMMC and the Members contained in Section 2.01 (the first sentence only), Section 2.02, Section 2.03, Section 2.07(c) (the penultimate sentence only) and Section 2.08, and (y) the Members contained in Section 3.01 and Section 3.02, the representations and warranties of RTMMC and the Members contained in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or RTMMC Material Adverse Effect (or similar concept) were deleted therefrom) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, the accuracy of which shall be determined by reference to such specific date), unless the failure or failures of such representations and warranties to be so true and correct in all respects has not had and would not reasonably be expected to have, individually or in the aggregate, an RTMMC Material Adverse Effect. The representations and warranties of (x) RTMMC and the Members contained in Section 2.01 (the first sentence only), Section 2.02,
Section 2.03, Section 2.07(c) (the penultimate sentence only) and Section 2.08, and (y) the Members contained in Section 3.01 and Section 3.02, shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, the accuracy of which shall be determined by reference to such specific date).

         (b) PERFORMANCE OF OBLIGATIONS. RTMMC and the Members shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         (c) RTM MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any event, and there shall not exist any condition or set of circumstances, that has had or could reasonably be expected to have, individually or in the aggregate, an RTM Material Adverse Effect.

         (d) CERTIFICATE. Triarc shall have received a certificate, signed by the RTM Representatives, certifying as to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

         (e) CONSENTS UNDER AGREEMENTS. RTMMC and the Members shall have obtained the consent, approval, waiver or other authorization of each Person, if any, listed on Section 8.02(e) of the RTMMC Disclosure Letter.

         (f) ESCROW AGREEMENT. Triarc shall have received a duly executed copy of the Escrow Agreement from each of the RTMRG Shareholders, each of the

RTMAC Sellers, RTMMC, each of the Members, each of the RTM Representatives and the Escrow Agent.

         (g) ATLANTA OFFICE LEASES. ARG shall have received duly executed copies of the Atlanta Office Leases from RTMMC.

         (h) TRADEMARK LICENSE AGREEMENT. ARG shall have received a duly executed and delivered copy of the Trademark License Agreement. (i) RTMMC RELATED PARTY ARRANGEMENTS. Triarc shall have received reasonably satisfactory evidence of (x) the termination, cancellation and repayment or settlement in full prior to or in connection with the Closing of each RTMMC Related Party Arrangement, including the repayment of any Indebtedness or obligation owed by an RTM Related Entity or a shareholder, member, officer or director of an RTM Party or its Subsidiary to RTMMC (other than as set forth in Section 8.02(i) of the RTMMC Disclosure Letter) and (y) the release of any and all guarantees of Indebtedness of the Mrs. Winners Obligors and paid in the Debt Refinancings.

         (i) RTMMC RELATED PARTY ARRANGEMENTS. Triarc shall have received reasonably satisfactory evidence of (x) the termination, cancellation and repayment or settlement in full prior to or in connection with the Closing of each RTMMC Related Party Arrangement, including the repayment of any Indebtedness or obligation owed by an RTM Related Entity or a shareholder, member, officer or director of an RTM Party or its Subsidiary to RTMMC (other than as set forth in Section 8.02(i) of the RTMMC Disclosure Letter) and (y) the release of any and all guarantees of Indebtedness of the Mrs. Winners Obligors and paid in the Debt Refinancings.

         (j) ASSIGNMENT OF ASSUMED CONTRACTS, ASSUMED LEASES, RTMMC INTELLECTUAL PROPERTY RIGHTS AND RTMMC THIRD-PARTY INTELLECTUAL RIGHTS. Acquisition Sub shall have received instruments assigning all of the Assumed Contracts, Assumed Leases, RTMMC Intellectual Property Rights and RTMMC Third-Party Intellectual Property Rights in a form reasonably satisfactory to Acquisition Sub (including, if Acquisition Sub so requests, in recordable form), and Acquisition Sub shall have received originals of all Assumed Contracts, Assumed Leases, RTMMC Intellectual Property Rights and RTMMC Third-Party Intellectual Property Rights to the extent in RTMMC's possession (or, to the extent not in RTMMC's possession, true, correct and complete copies of said Assumed Contracts, Assumed Leases, RTMMC Intellectual Property Rights and RTMMC Third-Party Intellectual Property Rights).

         (k) BILL OF SALE. RTMMC shall have executed and delivered to Acquisition Sub, a bill of sale in form and substance reasonably satisfactory to Acquisition Sub transferring all of RTMMC's right, title and interest in and to the Purchased Assets.

         (l) FIRPTA CERTIFICATE. RTMMC shall have furnished Triarc with a certificate stating that RTMMC is not a "foreign" person within the meaning of
Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation ss. 1.1445-2(b)(2).

         (m) RTMMC AND RTMAC PURCHASE. The RTMAC Aggregate Purchase Price, and any amounts treated as an adjustment to the RTMAC Aggregate Purchase Price pursuant to Section 10.08 of the RTMAC Purchase Agreement, shall not cause the aggregate amount allocated to the assets of RTMAC to be other than an amount within the RTMAC Asset Range, and the sum of the Aggregate Purchase Price, and any amounts treated as an adjustment to the Aggregate Purchase Price pursuant to Section

10.08, and the Assumed Liabilities will not be other than an amount within the RTMMC Asset Range (the "ALLOCATION REQUIREMENT").

         Section 8.03 CONDITIONS TO OBLIGATIONS OF THE RTMMC AND THE MEMBERS TO EFFECT THE ASSET PURCHASE. The obligations of RTMMC and the Members to effect the Asset Purchase are also subject to the satisfaction or waiver by the RTM Representatives (in their sole discretion) on or prior to the Closing Date of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Other than the representations of Triarc, ARG and Acquisition Sub contained in Section 4.01 (the first sentence only) and Section 4.02, the representations and warranties of Triarc, ARG and Acquisition Sub contained in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or material adverse effect (or similar concept) were deleted therefrom) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, the accuracy of which shall be determined by reference to such specific date), unless the failure or failures to be so true and correct in all respects has not had and would not reasonably be expected to have, individually or in the aggregate, a ARG Material Adverse Effect. The representations and warranties of Triarc, ARG and Acquisition Sub contained in Section 4.01 (the first sentence only) and Section 4.02 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, the accuracy of which shall be determined by reference to such specific date).

         (b) PERFORMANCE OF OBLIGATIONS. Triarc, ARG and Acquisition Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

         (c) OFFICER'S CERTIFICATE. RTMMC shall have received a certificate, signed by the chief executive officer or chief financial officer of Triarc, certifying as to the matters set forth in Sections 8.03(a) and 8.03(b).

         (d) CONSENTS UNDER AGREEMENTS. Triarc shall have obtained the consent, approval, waiver or other authorization of each Person, if any, listed on Section 9.03(e) of the Triarc Disclosure Letter.

         (e) ESCROW AGREEMENT. RTMMC and the Members shall have received a duly executed copy of the Escrow Agreement from each of Triarc, ARG and the Escrow Agent.

         (f) ASSIGNMENT AND ASSUMPTION AGREEMENT. Acquisition Sub shall have executed and delivered to RTMMC, an Assignment and Assumption Agreement providing for the assignment and assumption of the Assumed Liabilities (the

"ASSIGNMENT AND ASSUMPTION AGREEMENT"), in a form reasonably satisfactory to RTMMC.

         (g) MRS. WINNERS INDEBTEDNESS. RTMMC and the Members shall have received evidence of the repayment in full of the Winners Indebtedness Amount and the release of any and all security interests and guarantees of Indebtedness of the Ms. Winners Obligors paid in the Debt Refinancings.

         Section 8.04 FRUSTRATION OF CLOSING CONDITIONS. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Asset Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a)      by mutual written consent of Triarc and RTMMC;

         (b)      by either Triarc or RTMMC:

                  (i) if the Asset Purchase has not been consummated by November 15, 2005, except that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Asset Purchase by such date;

                  (ii) if any Law prohibits consummation of the Mergers, the Asset Purchase or the RTMAC Purchase; or

                  (iii) if any Order restrains, enjoins or otherwise prohibits consummation of the Mergers, the Asset Purchase or the RTMAC Purchase, and such Order has become final and nonappealable;

         (c) by Triarc, if RTMMC or the Members breach any of their representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) and (ii) has not been cured by the RTMMC or the Members within 20 Business Days after RTMMC's receipt of written notice of such breach from Triarc; or

         (d) by RTMMC, if any of Triarc, ARG or Acquisition Sub breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in

Section 8.03(a) or Section 8.03(b) and (ii) has not been cured by Triarc, ARG or Acquisition Sub within 20 Business Days after Triarc's receipt of written notice of such breach from RTMMC.

         Section 9.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.01, it shall become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any stockholder, member, director, officer, employee, agent or representative of such party), except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of this
Section 9.02 and Article XI shall survive any termination of this Agreement.

         Section 9.03 AMENDMENT. This Agreement may be amended by the parties to this Agreement at any time. This Agreement may not be amended except by an instrument in writing signed by each of Triarc, ARG, Acquisition Sub and the RTM Representatives on behalf of RTMMC and the Members.

         Section 9.04 EXTENSION; WAIVER. Triarc, ARG and Acquisition Sub, on the one hand, and the RTM Representatives on behalf of RTMMC and the Members, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party (or, in the case of RTMMC or the Members, the RTM Representatives). The failure of any part to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

         Section 10.01 SURVIVAL. The express representations and warranties of each party set forth in this Agreement constitute the sole and exclusive obligation or duty of such party to the other party with respect to the disclosure of material facts relating to the transactions contemplated by this Agreement, and each of the parties, in deciding whether to enter into this Agreement and to consummate the transactions contemplated hereby, is not relying on any general obligation to disclose imposed by applicable Laws. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing. All representations and warranties contained in this Agreement shall terminate and expire 18 months after the Closing Date; PROVIDED, HOWEVER, that Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from either party to the breaching party prior to such date shall not thereafter be barred by the expiration of the relevant representation or warranty to the extent that it relates to such Claims; PROVIDED, FURTHER, that the representations and warranties contained in
(a) Section 2.16 shall terminate and expire three years after the Closing Date;
(b) Section 2.01 (the first sentence only), Section 2.02, Section 2.03, Section 2.26, Section 3.01, Section 3.02, Section 4.01 (the first sentence only),
Section 4.02 and Section 4.05, shall survive without limitation; and (c) Section
2.13 and Section 2.14 shall terminate and expire on the date which is 90 days after the date upon which the Liability to which any claim based upon, arising out of or otherwise in respect of any inaccuracy or breach of any such representation or warranty may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). Except as otherwise expressly provided in this Agreement, the covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 10.02 OBLIGATION OF ARG AND ACQUISITION SUB TO INDEMNIFY. Subject to the limitations contained in this Article X, from and after the Closing, ARG and Acquisition Sub (but not Triarc) jointly and severally agree to indemnify, defend and hold harmless RTMMC, each of the Members and each of their respective directors, officers, employees, Representatives, successors and assigns (collectively, the "RTMMC INDEMNIFIED PARTIES") from and against all Losses based upon or arising from:

         (a) any breach of or inaccuracy in any representation or warranty of Triarc, ARG or Acquisition Sub contained in this Agreement or in the certificate delivered by Triarc pursuant to Section 8.03(c), as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of or inaccuracy in which will be determined with reference to such specified date);

         (b) any breach of any covenant or agreement of Triarc, ARG or Acquisition Sub contained in this Agreement;

         (c) the ownership or operation of the Purchased Assets at any time after the Closing (except to the extent Triarc is entitled to indemnification in respect of such Loss under Section 10.04);

         (d)      any Assumed Liability; or

         (e) enforcing the indemnification provided for in this Section 10.02, but only if a court of competent jurisdiction determines in a final, nonappealable judgment that such RTMMC Indemnified Party is entitled to indemnification under Section 10.02(a), Section 10.02(b), Section 10.02(c) or
Section 10.02(d), as applicable.

         Section 10.03 MATTERS PERTAINING TO INDEMNIFICATION BY ARG AND ACQUISITION SUB. The indemnification provided for in Section 10.02 shall be subject to the following limitations:

         (a) Neither ARG nor Acquisition Sub shall be obligated to pay any amounts in respect of indemnification obligations under Section 10.02(a), except those based upon or arising from Section 4.01 (the first sentence only), Section
4.02 or Section 4.05 (the "ARG BASKET EXCLUSIONS"), until the aggregate amounts for indemnification in respect of indemnification obligations under (i) such Section, except those based upon or arising from the ARG Basket Exclusions, and
(ii) Section 10.02(a) of the RTMAC Purchase Agreement, except those based upon or arising from the ARG Basket Exclusions (as defined therein), equals $4 million (the "ARG BASKET AMOUNT") after which ARG and Acquisition Sub jointly and severally shall be obligated to pay in full all such amounts for such indemnification in excess of the ARG Basket Amount. Neither ARG nor Acquisition Sub shall be obligated to pay any amounts for indemnification under Section 10.02(a), except those based upon or arising from the ARG Basket Exclusions, for any particular Loss unless the amount of such Loss (together with the amount of all other Losses under this Agreement and the RTMAC Purchase Agreement including the same or related conduct, facts, circumstances or events exceeds $75,000; for the avoidance of doubt, any amounts for indemnification that neither ARG nor Acquisition Sub is obligated to pay pursuant to this sentence shall not be included in computing whether the ARG Basket Amount shall have been exceeded.

         (b) ARG and Acquisition Sub jointly and severally shall be obligated to pay any amounts for indemnification based on the ARG Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the ARG Basket Amount.

         (c) The maximum amount of indemnification payments under Section 10.02(a) of this Agreement and Section 10.02(a) of the RTMAC Purchase Agreement to which the RTMMC Indemnified Parties shall be entitled to receive (other than indemnification in connection with any of the ARG Basket Exclusions) shall not in the aggregate exceed an amount equal to $40 million. Neither ARG nor Acquisition Sub shall be liable for indemnification under this Agreement or the RTMAC Purchase Agreement in an aggregate amount in excess of the sum of the Aggregate Merger Consideration, the Aggregate Purchase Price and the RTMAC Purchase Price.

         (d) For purposes of determining whether a representation, warranty, covenant or agreement has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality, Triarc Material Adverse Effect or ARG Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or agreement shall not be disregarded, but if a breach or inaccuracy is so determined, then the amount of any Loss arising from such breach or inaccuracy of such representation, warranty, covenant or agreement shall be determined without regard to any limitation or qualification as to dollar amount, materiality, Triarc Material Adverse Effect or ARG Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or agreement.

         (e) Indemnification of an RTMMC Indemnified Party by ARG or Acquisition Sub shall be limited to the amount of any Loss that remains after deducting therefrom (and the cumulative amount of all Losses for purposes of determining the ARG Basket Amount shall be reduced by the amount of) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of out-of-pocket costs incurred in connection with such recovery) by an RTMMC Indemnified Party from any insurer or third party with respect thereto; PROVIDED, that no RTMMC Indemnified Party shall be obligated to seek any such recovery.

         (f) To the extent that an RTMMC Indemnified Party has recovered all or any portion of its Losses with respect to any matter arising under one provision of this Agreement, such RTMMC Indemnified Party shall not be entitled to recover such portion of such Losses pursuant to other provisions of this Agreement.

         (g) In no event shall any RTMMC Indemnified Party be entitled to be indemnified for or make a claim against ARG or Acquisition Sub for (i) lost profits or other consequential, incidental, special or punitive damages resulting hereunder (other than such damages payable to a Governmental Entity or other Person in respect of a third party claim as to which such damages were assessed) or (ii) any Losses based upon or arising from any Legal Action threatened or commenced against Triarc or any of its Subsidiaries or any of their respective directors, officers, Affiliates, employees, Representatives, successors or assigns by any shareholder of Triarc relating to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

         Section 10.04     OBLIGATION OF RTMMC AND THE MEMBERS TO INDEMNIFY.

         (a) Subject to the limitations contained in this Article X, from and after the Closing, RTMMC and each Member jointly and severally agrees to indemnify, defend and hold harmless Triarc and its Subsidiaries and their respective directors, officers, control persons (but only to the extent such control persons have Liability under any federal or state securities Law), employees, Representatives, successors and assigns (collectively, the "TRIARC INDEMNIFIED PARTIES") from and against all Losses based upon or arising from:

                  (i) any breach of or inaccuracy in any representation or warranty of RTMMC or any of the Members contained in Article II (other than any representation or warranty contained in Section 2.13, any breach of or inaccuracy in which is addressed in Article VII) or in the certificate delivered by the RTM Representatives pursuant to Section 8.02(d) in respect of such representations and warranties, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of or inaccuracy in which will be determined with reference to such specified date);

                  (ii) any breach of any covenant or agreement of RTMMC contained in this Agreement or any covenant or agreement of the Members contained in this Agreement that is also a covenant or agreement of RTMMC contained in this Agreement (other than, in each case, any covenant or agreement contained in Section 5.01(p) or Article VII, any breach of which is addressed in
Article VII);

                  (iii) any Excluded Liability (other than any Excluded Liability related to Taxes, which is addressed in Article VII);

                  (iv) the failure to comply with any Bulk Sales Law in connection with the transactions contemplated by this Agreement (other than a Liability that is otherwise an Assumed Liability;

                  (v) any Legal Action (other than in respect to Dissenting Shares (as defined in the Merger Agreement under Article 13 of the GBCC (as defined in the RTMRG Merger Agreement)) threatened or commenced by an RTMRG Shareholder, a Member or an RTMAC Seller relating to the transactions contemplated by this Agreement, the RTMAC Purchase Agreement or the RTMRG Merger Agreement (other than any such Legal Action threatened or commenced by any party to such agreement to enforce against Triarc or any of its direct or indirect Subsidiaries, as applicable, the terms of this Agreement, the RTMRG Merger Agreement or the RTMAC Purchase Agreement or the agreements contemplated hereby or thereby); or

                  (vi)     enforcing the indemnification provided for in this
Section 10.04(a), but only if a court of competent jurisdiction determines in a final, nonappealable judgment that such Triarc Indemnified Party is entitled to indemnification under Section 10.04(a)(i), Section 10.04(a)(ii), Section 10.04(a)(iii), Section 10.04 (a)(iv) or Section 10.04(a)(v), as applicable.

         (b) Subject to the limitations contained in this Article X, from and after the Closing, each Member agrees to jointly and severally (to the extent of the RTM Escrow Fund) and thereafter severally and not jointly, indemnify, defend and hold harmless the Triarc Indemnified Parties from and against all Losses based upon or arising from:

                  (i) any breach of or inaccuracy in any representation or warranty of such Member contained in Article III or in the certificate delivered by the RTM Representatives pursuant to Section 8.02(d) in respect of such representations and warranties, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the breach of or inaccuracy in which will be determined with reference to such specified date);

                  (ii) any breach of any covenant or agreement of such Member contained in this Agreement that is not also a covenant or agreement of RTMMC contained in this Agreement; or

                  (iii)    enforcing the indemnification provided for in this
Section 10.04(b), but only if a court of competent jurisdiction determines in a final, nonappealable judgment that such Triarc Indemnified Party is entitled to indemnification under Section 10.04(b)(i) or Section 10.04(b)(ii).

         Section 10.05 MATTERS PERTAINING TO INDEMNIFICATION BY RTMMC AND THE MEMBERS. The indemnification provided for in Section 10.04 shall be subject to the following limitations:

         (a) RTMMC and the Members shall not be obligated to pay any amounts in respect of indemnification obligations under Section 10.04(a)(i) or
Section 10.04(b)(i), except those based upon or arising from Section 2.01 (the first sentence only), Section 2.02, Section 2.03, Section 2.07(c) (the second sentence only), Section 2.14, Section 2.26, Section 3.01 or Section 3.02 (the "RTMMC BASKET EXCLUSIONS"), until the aggregate amounts for indemnification in respect of indemnification obligations under (i) such Sections 10.04(a)(i) or
Section 10.04(b)(i), except those based upon or arising from the RTMMC Basket Exclusions, (ii) Section 11.04(a) of the RTMRG Merger Agreement, except those based upon or arising from the RTMRG Basket Exclusions, and (iii) Section 10.04(a)(i) and Section 10.04(b)(i) of the RTMAC Purchase Agreement, except those based upon or arising from the RTMAC Basket Exclusions, equals $5 million (the "RTM BASKET AMOUNT"), after which RTMMC and the Members shall be obligated to pay in full all such amounts for such indemnification in excess of the RTM Basket Amount. RTMMC and the Members shall not be obligated to pay any amounts in respect of indemnification obligations under Section 10.04(a)(i) and Section 10.04(b)(i), except those based upon or arising from the RTMMC Basket Exclusions, for any particular Loss unless the amount of such Loss (together with the amount of all other Losses under this Agreement, the RTMRG Merger Agreement and the RTMAC Purchase Agreement involving the same or related conduct, facts, circumstances or events) exceeds $50,000 (or $75,000 in the case of any Loss (or Losses involving the same or related conduct, facts, circumstances or events) based upon or arising from breaches of or inaccuracies in the representations and warranties contained in Section 2.16); for the avoidance of doubt, any amounts for indemnification that RTMMC and the Members are not obligated to pay pursuant to this sentence shall not be included in computing the RTM Basket Amount.

         (b) RTMMC and the Members shall be obligated to pay any amounts for indemnification based on the RTMMC Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the RTM Basket Amount.

         (c) The maximum amount of indemnification payments under Section 10.04(a)(i) and Section 10.04(b)(i) of this Agreement, Section 10.04(a) of the RTMRG Merger Agreement and Section 10.04(a)(i) and Section 10.04(b)(i) of the RTMAC Purchase Agreement to which the Triarc Indemnified Parties shall be entitled to receive (other than indemnification in connection with any of the RTMMC Basket Exclusions, the RTMRG Basket Exclusions and the RTMAC Basket Exclusions) shall not exceed in the aggregate an amount equal to $40 million. No Member will be liable for indemnification under this Agreement (whether pursuant to Article VII or this Article X), including in this calculation such Member's pro rata share of indemnification (but not purchase price adjustment) payments made from the RTM Escrow Fund, in an amount in excess of the sum of (x) 100% of the sum of (i) the Per Share Merger

Consideration received by, and to the extent the following reduces dollar for dollar the amount of Per Share Merger Consideration otherwise payable, the RTMRG Shareholders Obligations Amount as of immediately prior to the Closing owed by, such Member, (ii) the portion of the RTMAC Aggregate Purchase Price received by such Member and (iii) a pro rata portion of the Aggregate Purchase Price based on such Member's percentage interest in RTMMC immediately prior to the Closing, PLUS (y) if such Member is an RTMRG Principal Shareholder, a pro rata portion of 12.9% of the Aggregate Merger Consideration, such portion to be based on the number of shares of RTMRG Common Stock held by such RTMRG Principal Shareholders relative to the total number of shares of RTMRG Common Stock held by all RTMRG Principal Shareholders immediately prior to the First Effective Time, MINUS (z) an amount equal to any indemnification claims paid by such Member under or in respect of the RTMAC Purchase Agreement or the RTMRG Merger Agreement.

         (d) In seeking indemnification hereunder, the Triarc Indemnified Parties shall first exercise their remedies with respect to the RTM Escrow Fund pursuant to the Escrow Agreement and, if the RTM Escrow Fund has been exhausted in full, with respect to RTMMC and the Members (individually or jointly) directly pursuant to this Agreement.

         (e) For purposes of determining whether a representation, warranty, covenant or agreement has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or RTMMC Material Adverse Effect (or similar concept) set forth in such representation, warranty, covenant or agreement shall not be disregarded but if a breach or inaccuracy is so determined, the amount of any Loss arising from such breach or inaccuracy of such representation, warranty, covenant or agreement shall be determined without regard to any limitation or qualification as to dollar amount, materiality or RTMMC Material Adverse Effect (or similar concept) set forth in such representation warranty, covenant or agreement.

         (f) Indemnification of a Triarc Indemnified Party by RTMMC or any Member shall be limited to the amount of any Loss that remains after deducting therefrom (and the cumulative amount of all Losses for purposes of determining the RTM Basket Amount shall be reduced by the amount of) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of out-of-pocket costs incurred in connection with such recovery) by a Triarc Indemnified Party from any insurer or third party with respect thereto; PROVIDED, that no Triarc Indemnified Party shall be obligated to seek any such recovery.

         (g) To the extent that a Triarc Indemnified Party has recovered all or any portion of its Losses with respect to any matter arising under one provision of this Agreement, such Triarc Indemnified Party shall not be entitled to recover such portion of such Losses pursuant to other provisions of this Agreement, the RTMAC Purchase Agreement or the RTMRG Merger Agreement. Without limiting the generality of the foregoing, to the extent any Losses were taken into account and had the effect of increasing the RTM Estimated Net Liabilities or RTM Closing Net Liabilities determined pursuant to Section 2.08 of the RTMRG Merger Agreement and Section 2.09 of the

RTMRG Merger Agreement, respectively, the amount by which such Losses resulted in an increase of the RTM Estimated Net Liabilities or RTM Closing Net Liabilities, as the case may be, shall reduce on a dollar-for-dollar basis the amount of such Loss for which the Triarc Indemnified Parties are entitled to indemnification under Section 10.04.

         (h) In no event shall any Triarc Indemnified Party be entitled to be indemnified for or make a claim against RTMMC or any Member for lost profits or other consequential, incidental, special or punitive damages resulting hereunder (other than such damages payable to a Governmental Entity or other Person in respect of a third party claim as to which such damages were assessed).

         Section 10.06 PROCEDURE FOR INDEMNIFICATION. The party making a claim under this Article X is referred to as the "INDEMNIFIED PARTY," and the party against whom such claims are asserted under this Article X is referred to as the "INDEMNIFYING PARTY." If the Indemnifying Party is RTMMC or a Member, the RTM Representatives shall exercise, in accordance with Section 11.17, all rights of RTMMC or such Member as an Indemnifying Party in this Section 10.06, and for procedural purposes only, all references to the Indemnifying Party in this
Section 10.06 shall be deemed to refer to the RTM Representatives. All claims by any Indemnified Party under this Article X shall be asserted and resolved as follows:

         (a) NOTICE OF ASSERTED LIABILITY. Promptly after receipt by the Indemnified Party of notice of the commencement of any action or proceeding, the assertion of any claim by a third party, the imposition of any penalty or assessment or a claim not involving a third party for which the Indemnified Party seeks to be indemnified that may result in a Loss (each, an "ASSERTED LIABILITY"), the Indemnified Party shall give written notice of such Asserted Liability (the "CLAIMS NOTICE") to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or actually incurs an incremental out-of-pocket expense by reason of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, including (i) the representation, warranty, covenant or agreement that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation, including the provision of supporting documentation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article X or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses.

         (b) NON-THIRD PARTY CLAIMS. If the Claims Notice from the Indemnified Party pertains to an Asserted Liability other than a claim or demand from a third party, then the Indemnifying Party shall have 30 days following receipt of the Claims Notice to make such investigation at the expense of the Indemnifying Party of the Asserted Liability as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Asserted Liability and such other information in its possession that the Indemnifying Party may reasonably request for purposes of such investigation. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 30 day period (or any mutually agreed upon extension thereof) on the validity and amount of such Asserted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the claim by wire transfer of immediately available funds to an account designated by the Indemnified Party. If the Indemnified Party and the Indemnifying Party do not agree at or prior to the expiration of said 30 day period (as such period may be extended by mutual agreement) on the validity and amount of such Asserted Liability, then each of the Indemnified Party and the Indemnifying Party may pursue the remedies available under this Agreement.

         (c)      OPPORTUNITY TO DEFEND THIRD PARTY CLAIMS.

                  (i) If the Claims Notice pertains to an Asserted Liability that relates to a claim or demand from a third party, the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Asserted Liability; PROVIDED, that if the Indemnifying Party is RTMMC or a Member, the Indemnifying Party shall not have the right to defend or direct the defense of any such Asserted Liability that is asserted directly or indirectly by or on behalf of a Person that is a current or prospective supplier or franchisee of Triarc or any of its Subsidiaries if in the reasonable judgment of the Indemnified Party (which may be asserted at any time) the Indemnifying Party's defense of such Asserted Liability could reasonably be expected to have a material adverse effect on the Indemnified Party's existing or prospective relationship with such current or prospective supplier or franchisee.

                  (ii) If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall promptly notify the Indemnified Party and any other Indemnifying Parties in writing of its intent to do so, and the Indemnified Party, at the expense of the applicable Indemnifying Party or Indemnifying Parties, shall cooperate in the compromise of, or defense against, such Asserted Liability.

                  (iii) If the Indemnifying Party elects not to compromise or defend such Asserted Liability, fails to promptly notify the Indemnified Party in writing of its election as provided in this Agreement, or otherwise abandons the defense of such Asserted Liability, the Indemnified Party may pay, compromise or defend such Asserted Liability and seek indemnification for any and all Losses based upon, arising from or relating to such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Asserted Liability without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed);

                  (iv) The Indemnified Party shall have the right to participate in the defense of any Asserted Liability with counsel selected by it and reasonably satisfactory to the Indemnifying Party subject to the Indemnifying Party's right to control the defense. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; PROVIDED, that if in the reasonable opinion of counsel to the

Indemnified Party, (I) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (II) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of one separate counsel to all of the applicable Indemnified Parties (in addition to one local counsel in each jurisdiction that may be necessary or appropriate; PROVIDED, that the Indemnified Parties shall use commercially reasonable efforts (to the extent the Indemnified Parties reasonably believe it appropriate to do so) to minimize the need for local counsel. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnified Party shall make available to the Indemnifying Party any personnel, books, records or other documents within its control that are necessary or appropriate for such defense.

                  (v)      The rights of RTMMC and the Members under this
Section 10.06(c) with respect to any Asserted Liability for which RTMMC and all of the Members are Indemnifying Parties may be exercised solely by the RTM Representatives and, if the RTM Representatives elect to defend such Asserted Liability, the RTM Representatives shall have sole and exclusive control over such defense as between RTMMC and the Members.

                  (vi) Notwithstanding any other provision of this Agreement, the provisions of this Section 10.06(c) shall not apply to any Asserted Liability for Taxes.

         Section 10.07 SOLE AND EXCLUSIVE REMEDY. Except as otherwise provided in Section 11.14, from and after the Closing, the remedies provided in
Article VII and this Article X and the Escrow Agreement shall be the sole recourse of all parties hereto for all Losses based upon, arising from or relating to any breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to Section 8.02(d) or
Section 8.03(c); PROVIDED, that the remedies provided in Article VII shall be the sole remedy of the Triarc Indemnified Parties for all Tax Losses. Nothing in this Section 10.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraud.

         Section 10.08 MISCELLANEOUS. It is the intention of the parties to treat any indemnity payment made under this Agreement with respect to the Asset Purchase as an adjustment to the Aggregate Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in law or a good faith resolution of a contest.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "ACCOUNTS RECEIVABLE" means all rights of RTMMC to payment for goods or services provided by RTMMC.

         "ACQUISITION SUB" has the meaning set forth in the preamble.

         "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

         "AGGREGATE MERGER CONSIDERATION" has the meaning set forth in the RTMRG Merger Agreement.

         "AGGREGATE PURCHASE PRICE" has the meaning set forth in Section 1.05.

         "AGREEMENT" has the meaning set forth in the preamble.

         "ALLOCATION REQUIREMENT" has the meaning set forth in Section 8.02(m).

         "ANCILLARY AGREEMENTS" means the Atlanta Office Leases, the Certificate of Designation, the Corporate Services Agreement, the Escrow Agreement, the Management Services Agreement, the Registration Rights Agreement, the RTMAC Purchase Agreement, the RTMRG Merger Agreement, the Trademark License Agreement and the Transaction Support Agreement.

         "ARG" has the meaning set forth in the preamble.

         "ARG BASKET AMOUNT" has the meaning set forth in Section 10.03(a).

         "ARG BASKET EXCLUSIONS" has the meaning set forth in Section 10.03(a).

         "ARG MATERIAL ADVERSE EFFECT" has the meaning set forth in the RTMRG Merger Agreement.

         "ASSERTED LIABILITY" has the meaning set forth in Section 10.06(a).

         "ASSET PURCHASE" has the meaning set forth in the recitals.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" has the meaning set forth in
Section 8.03(f).

         "ASSUMED CONTRACTS" has the meaning set forth in Section 1.01(b).

         "ASSUMED LEASES" has the meaning set forth in Section 1.01(c).

         "ASSUMED LIABILITIES" has the meaning set forth in Section 1.03.

         "ATLANTA OFFICE LEASES" has the meaning set forth in the recitals.

         "BOOKS AND RECORDS" means all of the RTMMC's books and records used in connection with or otherwise related to the Purchased Assets or the Assumed Liabilities, including (a) all corporate records (or their limited liability company equivalent), (b) executed copies of all of the Assumed Leases and the Assumed Contracts, (c) all equipment, product and other warranties pertaining to the Purchased Assets, (d) all technical information and data, maps, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Entity (including all backup information on which such filings are based), (f) all research and development reports, (g) all equipment and operating logs, (h) all financial and accounting records, (i) all books and records relating to Tax matters, and (j) all creative, promotional or advertising materials.

         "BULK SALES LAWS" has the meaning set forth in Section 6.14.

         "BUSINESS" means the business and operations of RTMMC in respect of the "Arby's" restaurant franchise and not in respect of the "Mrs. Winner's" or "Lee's" restaurant franchises.

         "BUSINESS DAY" means any day, other than Saturday, Sunday or a day on which banks in New York City are permitted or required by Law to be closed, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

         "CERTIFICATE OF DESIGNATION" has the meaning set forth in the RTMRG Merger Agreement.

         "CLAIMS NOTICE" has the meaning set forth in Section 10.06(a).

         "CLOSING" has the meaning set forth in Section 1.06.

         "CLOSING DATE" has the meaning set forth in Section 1.06.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONFIDENTIALITY AGREEMENTS" has the meaning set forth in Section 6.01(b).

         "CONTEST" has the meaning set forth in Section 7.03(a).

         "CONTRACTS" means any written or oral contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or other legally binding obligations.

         "CORPORATE SERVICES AGREEMENT" has the meaning set forth in the RTMRG Merger Agreement.

         "CUSTOMER LISTS" means all lists, documents, records, written information, computer files and other computer readable media used by RTMMC in connection with or otherwise related to the Purchased Assets, concerning past, present or prospective customers of, or other purchasers of goods or services from, the Purchased Assets.

         "DEBT FINANCING" has the meaning set forth in the RTMRG Merger
Agreement.

         "DEBT REFINANCINGS" has the meaning set forth in the RTMRG Merger Agreement.

         "DOL" means the United States Department of Labor.

         "ENVIRONMENTAL LAWS" shall mean federal, state, local and foreign laws, principles of common laws, civil laws, regulations and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public or employee health and safety, in each case as in effect on or prior to the date hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" has the meaning set forth in the RTMRG Merger Agreement.

         "ESCROW AGREEMENT" has the meaning set forth in the recitals.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "EXCLUDED ASSET DISPOSITION" has the meaning set forth in the RTMRG Merger Agreement.

         "EXCLUDED ASSETS" has the meaning set forth in Section 1.02.

         "EXCLUDED LIABILITIES" has the meaning set forth in Section 1.04.

         "EXCLUDED RECEIVABLES" means all receivables and other rights to payment owed to RTMMC by any RTM Related Entity or any other Affiliate of RTMMC, other than RTMRG, RTMAC or any of their respective Subsidiaries.

         "EXPENSE FUND" has the meaning set forth in the RTMRG Merger Agreement.

         "EXPENSES" has the meaning set forth in Section 11.03.

         "FIRST CERTIFICATE OF MERGER" has the meaning set forth in the RTMRG Merger Agreement.

         "FIRST EFFECTIVE TIME" has the meaning set forth in the RTMRG Merger Agreement.

         "FIRST MERGER" has the meaning set forth in the recitals.

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL ENTITY" means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "IMMEDIATE FAMILY MEMBER" means, with respect to any natural person,
(a) such person's spouse, parents, grandparents, children, grandchildren and siblings, (b) such person's former spouses and current spouses of such person's children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interest is held directly or indirectly by the foregoing.

         "INDEBTEDNESS" has the meaning set forth in the RTMRG Merger Agreement.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 10.06.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 10.06.

         "INDEPENDENT ACCOUNTANTS" has the meaning set forth in the RTMRG Merger Agreement.

         "INVENTORY" means all merchantable inventory of food, beverages and other consumables, paper and supplies, as well as new uniforms and promotional items located or otherwise used at the Restaurants at the close of business on the Closing.

         "INVESTMENTS" has the meaning set forth in Section 2.04.

         "IRS" means the United States Internal Revenue Service.

         "KNOWLEDGE" means the knowledge of each respective Member and of Michael Abt, Jerry Ardizzone, Sharron L. Barton, Susan Bauer, Daniel Collins, Dennis E. Cooper, Thomas A. Garrett, Michael Lippert, David Pipes, Robert Rogers, Melissa Strait, John Todd, Russell V. Umphenour, Jr. and J. Russell Welch, after due inquiry.

         "LAWS" means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders executed, issued, adopted, promulgated or applied by any Governmental Entity which, for the avoidance of doubt, shall include the rules and regulations of any national securities exchange.

         "LEASED REAL PROPERTY" means the leasehold interests of RTMMC as of the date hereof that are used in connection with or otherwise related to the Business, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with Section 5.01 hereof.

         "LEASEHOLD INTERESTS" means all of RTMMC's right, title and interest in, to and under the Assumed Leases, including all of the RTMMC's right, title and interest in and to any security deposits made under the Assumed Leases.

         "LEASES" means all lease agreements pursuant to which RTMMC has been granted, and currently holds, a leasehold estate and interest in any of the Leased Real Property, and all rights associated therewith.

         "LEGAL ACTIONS" means any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings, at law, in equity or otherwise, by or before any Governmental Entity.

         "LIABILITIES" means all liabilities, whether accrued contingent, absolute, inchoate or otherwise.

         "LIENS" means any liens, pledges, security interests, claims, encumbrances, options, rights of first refusal or offer, mortgages, deeds of trust, easements, restrictive covenants, encroachments or other survey defects or any other restriction or third party right, including restrictions on the right to vote equity interests.

         "LOSSES" means any and all losses, Liabilities, judgments, damages, deficiencies, awards, fines, penalties, Taxes, diminutions in value, expenses, fees, costs, or amounts paid in settlement (including interest and reasonable costs or expenses (including reasonable attorneys' fees and costs)), arising out of any incident, event, circumstance or proceeding asserted or initiated or otherwise occurring or existing in respect of any matter.

         "MANAGEMENT SERVICES AGREEMENT" has the meaning set forth in the RTMRG Merger Agreement.

         "MEMBER" has the meaning set forth in the preamble.

         "MEMBERSHIP INTEREST" means a membership interest in RTMMC.

         "MERGER SUB CORP." has the meaning set forth in the recitals.

         "MERGER SUB LLC" has the meaning set forth in the recitals.

         "MERGERS" has the meaning set forth in the recitals.

         "MRS. WINNERS OBLIGORS" has the meaning set forth in the RTMRG Merger Agreement.

         "NET LIABILITIES" has the meaning set forth in the RTMRG Merger Agreement.

         "ORDERS" means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

         "PER SHARE MERGER CONSIDERATION" has the meaning set forth in the RTMRG Merger Agreement.

         "PERMITS" means any franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity.

         "PERMITTED LIENS" means (i) Liens for Taxes (and assessments and other governmental charges) not yet due and payable or that have been paid in full,
(ii) mechanics', landlord's workmen's, repairmen's, warehousemen's, carriers' or other like Liens (including Liens created by operation of law) arising in the ordinary course of business consistent with past practice and securing amounts that are not yet due and payable or are being contested in good faith, (iii) Liens in respect of easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or other similar non-monetary title exceptions with respect to real property which do not materially affect the current use of the underlying asset, (iv) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of statutory obligations, surety and appeal, bonds, bids, leases, government Contracts and similar obligations, (v) municipal by-laws, development restrictions or regulations, facility cost sharing and servicing Contracts and zoning, building or planning restrictions or regulations, (vi) Liens securing Indebtedness to be repaid in the Debt Refinancings and (vii) Liens arising in connection with this Agreement.

         "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, association, trust or other entity or organization, including an unincorporated organization, a government or political subdivision or an agency or instrumentality thereof.

         "PERSONAL PROPERTY" means all of the equipment, tools, leasehold improvements, plant, inventory, spare parts, supplies and other tangible personal property that are, as of the date hereof, owned or leased by RTMMC for use in connection with or otherwise related to the Purchased Assets, plus such additions thereto and less such deletions therefrom arising between the date hereof and the Closing Date in accordance with Section 5.01 hereof.

         "POST-CLOSING TAXES" has the meaning set forth in Section 7.01(b).

         "POST-TRANSITION PERIOD BENEFIT PLANS" has the meaning set forth in
Section 6.08(d).

         "PRE-CLOSING INCOME TAX RETURNS" has the meaning set forth in Section 7.04(b).

         "PRE-CLOSING TAXABLE PERIODS" has the meaning set forth in Section 7.04(a).

         "PRE-CLOSING TAXES" has the meaning set forth in Section 7.01(a).

         "PURCHASED ASSETS" has the meaning set forth in Section 1.01.

         "PURCHASE PRICE ALLOCATION" means the following allocation: (x) the Merger Consideration (subject to Section 2.02(c)(iv) and as adjusted for payments pursuant to Section 2.07 of the RTMRG Merger Agreement), and any amounts treated as an adjustment to the aggregate Per Share Merger Consideration pursuant to Section 11.08 of the RTMRG Merger Agreement, will be allocated to the shares of RTMRG Common Stock outstanding on the Closing, (y) the RTMAC Aggregate Purchase Price, and any amounts treated as an adjustment to the RTMAC Aggregate Purchase Price pursuant to Section 10.08 of the RTMAC Purchase Agreement, will be allocated to the membership interests acquired in the RTMAC Purchase and (z) the Aggregate Purchase Price, and any amounts treated as an adjustment to the Aggregate Purchase Price pursuant to Section 10.08, and Assumed Liabilities will be allocated to the Purchased Assets.

         "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in the RTMRG Merger Agreement.

         "REPRESENTATIVES" means, with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of such Person and its Subsidiaries.

         "REQUIRED DEBT CONSENTS" has the meaning set forth in Section 6.05(b).

         "RESTATED COMBINED RTM AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 2.07(a).

         "RESTATED COMBINED RTM FINANCIAL STATEMENTS" has the meaning set forth in Section 2.07(a).

         "RESTATED COMBINED RTM UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 2.07(a).

         "RESTAURANTS" means "Arby's" branded restaurants and, with respect to any Person, those certain "Arby's" restaurants owned or leased by such Person.

         "RTM BASKET AMOUNT" has the meaning set forth in Section 10.05(a).

         "RTM BENCHMARK" has the meaning set forth in the RTMRG Merger
Agreement.

         "RTM CLOSING BALANCE SHEET" has the meaning set forth in the RTMRG Merger Agreement.

         "RTM CLOSING NET LIABILITIES" has the meaning set forth in the RTMRG Merger Agreement.

         "RTM ESCROW FUND" has the meaning set forth in the Escrow Agreement.

         "RTM ESTIMATED NET LIABILITIES" has the meaning set forth in the RTMRG Merger Agreement.

         "RTM MATERIAL ADVERSE EFFECT" means an effect that (a) is materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the RTM Parties and their Subsidiaries, taken as a whole, but shall exclude any change or development resulting from (i) any change in Law or accounting rules or interpretations thereof, (ii) any change in interest rates, general economic conditions or changes in the general economic condition of any segment of the restaurant industry, or (iii) any change resulting from the entry into or the announcement of this Agreement or the transactions contemplated hereby, the performance of a party's obligations hereunder or to avoid a breach of this Agreement or (b) that prevents, materially delays or materially impairs the ability of any RTM Party, any RTMRG Shareholder, any RTMAC Seller, RTMMC or any Member to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.

         "RTM NON-PREPAYABLE DEBT" has the meaning set forth in the RTMRG Merger Agreement.

         "RTM PARTIES" means each of RTMRG, RTMAC and RTMMC.

         "RTM POST-SIGNING RETURNS" has the meaning set forth in Section
5.01(p).

         "RTM RELATED ENTITIES" means, collectively, Lee's Famous Recipe, Inc., Crown Restaurants, Inc., Winners Corporation, Winners Partners, Mrs. Winners, L.P. and Winners International Restaurants, Inc. and their respective Subsidiaries.

         "RTM REPRESENTATIVES" has the meaning set forth in Section 11.17(a).

         "RTM TRANSACTIONS" has the meaning set forth in the recitals.

         "RTMAC" has the meaning set forth in the recitals.

         "RTMAC AGGREGATE PURCHASE PRICE" has the meaning set forth in the recitals.

         "RTMAC ASSET RANGE" has the meaning set forth in the RTMAC Purchase Agreement.

         "RTMAC BASKET EXCLUSIONS" has the meaning set forth in the RTMAC Purchase Agreement.

         "RTMAC PURCHASE" has the meaning set forth in the recitals.

         "RTMAC PURCHASE AGREEMENT" has the meaning set forth in the recitals.

         "RTMAC SELLERS" means the "Sellers" as defined in the RTMAC Purchase Agreement.

         "RTMMC" has the meaning set forth in the preamble.

         "RTMMC ASSET RANGE" means an amount greater than $117 million and less than $127 million; PROVIDED, appropriate adjustments will be made to the RTMMC Asset Range to the extent that, as of Closing, the assets of RTMMC, or the condition of such assets, differ from the assets of RTMMC, or the condition of such assets, as presented in the information supplied to Valuation Research Corporation prior to the date hereof.

         "RTMMC BASKET EXCLUSIONS" has the meaning set forth in Section
10.05(a).

         "RTMMC DISCLOSURE LETTER" has the meaning set forth in Article II.

         "RTMMC EMPLOYEE PLAN" has the meaning set forth in Section 2.14(a).

         "RTMMC EMPLOYEES" means all employees of RTMMC.

         "RTMMC INDEMNIFIED PARTIES" has the meaning set forth in Section 10.02.

         "RTMMC INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in
Section 2.17(c).

         "RTMMC LEASES" has the meaning set forth in Section 2.12(a)(xiv).

         "RTMMC MATERIAL ADVERSE EFFECT" means an effect that (a) is materially adverse to the Purchased Assets, condition (financial or otherwise), assets, properties or results of operations of RTMMC, but shall exclude any change or development resulting from (i) any change in Law or accounting rules or interpretations thereof, (ii) any change in interest rates, general economic conditions or changes in the general economic condition of any segment of the restaurant industry, or (iii) any change resulting from the entry into or the announcement of this Agreement or the transactions contemplated hereby, the performance of a party's obligations hereunder or to avoid a breach of this Agreement or (b) that prevents, materially delays or materially impairs the ability of RTMMC or any Member to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.

         "RTMMC MATERIAL CONTRACTS" has the meaning set forth in Section
2.12(a).

         "RTMMC PERMITS" has the meaning set forth in Section 2.10(a).

         "RTMMC PREPAYMENT PENALTIES" has the meaning set forth in Section 2.07(c).

         "RTMMC REAL PROPERTY" has the meaning set forth in Section 2.18.

         "RTMMC REAL PROPERTY LEASE" has the meaning set forth in Section 2.12(a)(xiii).

         "RTMMC RELATED PARTY ARRANGEMENT" has the meaning set forth in Section 2.25.

         "RTMMC THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 2.17(b).

         "RTMMC TRANSACTIONS" means any transactions among any of Triarc, ARG, Acquisition Sub, RTMMC, its direct and indirect members, or any of their Subsidiaries or any of their Affiliates contemplated by this Agreement, the RTMRG Merger Agreement or the RTMAC Purchase Agreement to occur on or before the Closing Date, including any Excluded Asset Dispositions, any payment of the Aggregate Merger Consideration, the Aggregate Purchase Price, the RTMAC Aggregate Purchase Price and the transactions described in Section 7.15, Section 7.16, Section 7.18, Section 7.19, Section 8.08, Section 8.11, Section 9.02(i) and Section 12.18 of the RTMRG Merger Agreement and Section 6.02 of the RTMRG Merger Agreement; Section 1.03, Section 6.11, Section 8.02(g), Section 8.02(h),
Section 8.02(i) and Section 8.02(j) of this Agreement; and Section 6.12 and
Section 8.02(g) of the RTMAC Purchase Agreement.

         "RTMRG" has the meaning set forth in the recitals.

         "RTMRG BASKET EXCLUSIONS" has the meaning set forth in the RTMRG Merger Agreement.

         "RTMRG COMMON STOCK" has the meaning set forth in the recitals.

         "RTMRG DISCLOSURE LETTER" has the meaning set forth in the RTMRG Merger Agreement.

         "RTMRG MERGER AGREEMENT" has the meaning set forth in the recitals.

         "RTMRG PRINCIPAL SHAREHOLDERS" has the meaning set forth in the recitals.

         "RTMRG SHAREHOLDERS" has the meaning set forth in the RTMRG Merger Agreement.

         "RTMRG SHAREHOLDERS OBLIGATIONS AMOUNT" has the meaning set forth in the RTMRG Merger Agreement.

         "SEC" means the United States Securities and Exchange Commission.

         "SECOND CERTIFICATE OF MERGER" has the meaning set forth in the RTMRG Merger Agreement.

         "SECOND MERGER" has the meaning set forth in the recitals.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "SOA" has the meaning set forth in Section 6.10.

         "STRADDLE PERIOD" has the meaning set forth in Section 7.05.

         "STRADDLE RETURNS" has the meaning set forth in Section 7.04(c).

         "SUBSIDIARY" means, as to any Person, (i) a corporation of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) any other Person in which such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof.

         "TAKEOVER PROPOSAL" means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving RTMMC,
(ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of RTMMC, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock or similar equity interests of RTMMC, including by way of a tender offer or exchange offer,
(iv) a reorganization, recapitalization, liquidation or dissolution of RTMMC or
(v) any other transaction having a similar effect to those described in clauses
(i) - (iv), in each case other than the transactions contemplated by this Agreement.

         "TAX" or "TAXES" means (i) any and all federal, state, provincial, local, foreign and other taxes (including withholding taxes), levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and

(y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and
(ii) any transferee liability in respect of any items described in the foregoing clause (i).

         "TAX ACTIONS" has the meaning set forth in Section 5.01(p).

         "TAX BENEFITS" has the meaning set forth in Section 7.01(b).

         "TAX COSTS" has the meaning set forth in Section 7.01(b).

         "TAX LOSS" has the meaning set forth in Section 7.01(a).

         "TAX RETURNS" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

         "TAX SHARING AGREEMENT" means any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, Contract or arrangement.

         "TM CAPITAL" means TM Capital Corp., a Delaware corporation.

         "TRADEMARK LICENSE AGREEMENT" has the meaning set forth in the recitals.

         "TRANSACTION SUPPORT AGREEMENT" has the meaning set forth in the recitals.

         "TRANSFER" has the meaning set forth in Section 1.01.

         "TRANSFER TAXES" has the meaning set forth in Section 7.07.

         "TRANSITION PERIOD" has the meaning set forth in Section 6.08(d).

         "TRIARC" has the meaning set forth in the preamble.

         "TRIARC B-1 ELECTION" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC B-2 ELECTION" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC CLASS B-1 COMMON STOCK" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC CLASS B-2 COMMON STOCK" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC CONTRIBUTIONS" has the meaning set forth in the recitals.

         "TRIARC DISCLOSURE LETTER" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC INDEMNIFIED PARTIES" has the meaning set forth in Section 10.04(a).

         "TRIARC MATERIAL ADVERSE EFFECT" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIARC SEC REPORTS" has the meaning set forth in the RTMRG Merger Agreement.

         "TRIGGER EVENT" has the meaning set forth in the RTMRG Merger
Agreement.

         "WARN" means the Worker Adjustment and Retraining Notification Act, as amended.

         "WINNERS INDEBTEDNESS AMOUNT" has the meaning set forth in the RTMRG Merger Agreement.

         Section 11.02 INTERPRETATION. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time prior to the date hereof, and to the rules and regulations promulgated thereunder prior to the date hereof. Any reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with its terms. Unless the context otherwise requires, (1) all references made in this Agreement to a Section, Schedule or an Exhibit are to a Section, Schedule or an Exhibit of or to this Agreement, (2) "or" is disjunctive but not necessarily exclusive, (3) "will" shall be deemed to have the same meaning as the word "shall" and (4) words in the singular include the plural and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not so followed. All references to "$" or dollar amounts are to lawful currency of the United States of America, unless otherwise expressly stated. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 11.03     FEES, COSTS AND EXPENSES.

         (a) If the RTM Transactions are consummated, all reasonable out-of-pocket fees and expenses (including those payable to third party Representatives incurred by Triarc, ARG and Acquisition Sub or the RTM Parties, or their Subsidiaries or on its behalf in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the previously contemplated initial public offering of Arby's, Inc., the Debt Financing and the Debt Refinancings (other than the costs and expenses of complying with Section 7.07(b) of the RTMRG Merger Agreement, or any similar costs and expenses incurred or paid by any RTM Party or its Subsidiaries prior to the date hereof), including the fees and expenses of Ernst & Young, LLP and Deloitte & Touche, LLP ("EXPENSES"), shall be paid by ARG promptly upon receipt of reasonably detailed invoices and other documentation related thereto. Section 11.03(a) of the RTMMC Disclosure Letter sets forth a true and complete description of the basis upon which the Expenses payable by or on behalf of RTMMC to the advisors of RTMMC will be paid.

         (b) If the RTM Transactions are not consummated, all Expenses shall be paid by the party incurring those Expenses, except that the Expenses incurred in connection with the filing fee under the HSR Act, the Expenses incurred in connection with the previously contemplated initial public offering of Arby's, Inc. (including those of Deloitte & Touche LLP in connection with the previously contemplated initial public offering of Arby's, Inc.), the Debt Refinancings (other than the costs and expenses of complying with Section 7.07(b) of the RTMRG Merger Agreement, or any similar costs and expenses incurred or paid by any RTM Party or its Subsidiaries prior to the date hereof), the registration fee in respect of the Shelf Registration Statement, the fees and expenses of Valuation Research and the Expenses incurred by RTMMC and the Members in connection with their obligations under Section 6.10 shall be shared 60% by Triarc and 40% by RTMMC, RTMRG and RTMAC.

         Section 11.04 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be delivered by hand or overnight courier service or by facsimile:

         if to Triarc, ARG or Acquisition Sub, to:

                  Triarc Companies, Inc.
                  280 Park Avenue
                  New York, New York  10017
                  Attention:  Brian L. Schorr, Esq.
                  Fax:  (212) 451-3216

         with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention:  Paul D. Ginsberg, Esq.
                  Fax:  (212) 757-3990
         if to RTMMC or the Members, to:

                  RTM Management Company, L.L.C.
                  5995 Barfield Road
                  Atlanta, Georgia 30328-4411
                  Attention:  Dennis E. Cooper
                  Fax:  (404) 847-0183

         with a copy to:

                  Sutherland Asbill & Brennan LLP
                  995 Peachtree Street, N.E.
                  Atlanta, Georgia 30309-3996
                  Attention:  Mark D. Kaufman, Esq.
                  Fax:  (404) 853-8806

         if to the RTM Representatives, to:

                  Russell V. Umphenour, Jr.
                  5995 Barfield Road
                  Atlanta, Georgia 30328-4411
                  Fax:  (404) 250-4856

         and

                  Dennis E. Cooper
                  5995 Barfield Road
                  Atlanta, Georgia 30328-4411
                  Fax:  (404) 250-4856

         and

                  J. Russell Welch
                  5995 Barfield Road
                  Atlanta, Georgia 30328-4411
                  Fax: (404) 250-4856

         with a copy to:

                  Sutherland Asbill & Brennan LLP
                  995 Peachtree Street, N.E.
                  Atlanta, Georgia 30309-3996
                  Attention:  Mark D. Kaufman, Esq.
                  Fax:  (404) 853-8806

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 11.04, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 11.04 or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.04 and appropriate confirmation is received.

         Section 11.05 GOVERNING LAW. This Agreement and any claim or controversy relating hereto shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the law of another jurisdiction.

         Section 11.06 JURISDICTION. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.04 shall be deemed effective service of process on such party.

         Section 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 11.08 EXHIBITS AND DISCLOSURE LETTERS. Any matter, information or item disclosed in the RTMMC Disclosure Letter under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in the RTMMC Disclosure Letter shall not be deemed to constitute an admission of any Liability by RTMMC or the Members or any other Person to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Nothing in the RTMMC Disclosure Letter is intended or shall be deemed to broaden the scope of any representation or warranty contained in this Agreement.

         Section 11.09     NO THIRD-PARTY BENEFICIARIES. Except as provided in
Article VII and Article X, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

         Section 11.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

         Section 11.11 RULES OF CONSTRUCTION. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

         Section 11.12 ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except as otherwise expressly provided herein. Notwithstanding the foregoing, nothing herein will require that RTMMC maintain its existence for any period of time after the Closing.

         Section 11.13 REMEDIES. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

         Section 11.14 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions (without the payment or posting of any bond) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 11.15 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         Section 11.16 ENTIRE AGREEMENT. This Agreement (including the Annexes to this Agreement), the RTMMC Disclosure Letter, the Triarc Disclosure Letter, the Confidentiality Agreements and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         Section 11.17     RTM REPRESENTATIVES.

         (a) Effective as of the date hereof, RTMMC and each Member, by their execution and delivery of this Agreement, hereby irrevocably constitutes and appoints Russell V. Umphenour, Jr., Dennis E. Cooper and J. Russell Welch, acting by a majority, to act as his, her or its representatives under this Agreement and the Ancillary Agreements (the "RTM REPRESENTATIVES"), with full power of substitution, to exercise the powers and to perform:

                  (i) the duties required or permitted to be performed by the RTM Representatives on behalf of RTMMC and the Members under and pursuant to this Agreement and the Ancillary Agreements;

                  (ii) such other duties as are delegated to the RTM Representatives under this Agreement and the Ancillary Agreements, to be performed by the RTM Representatives on behalf of RTMMC and the Members in their capacities as Members; and

                  (iii) such actions as are reasonably incident to any of the duties referred to in the preceding clauses (i) and (ii) above, including the taking of any action and the execution and delivery of any agreement or instrument by or on behalf of RTMMC and each Member which the RTM Representatives deem necessary or reasonably required to accomplish the purposes of the foregoing. The appointment set forth in this Section 11.17 shall be coupled with an interest.

         (b) Without limiting the generality of the foregoing, the RTM Representatives, acting by a majority, shall have the right and power to do or cause to be done any of the following things on behalf of each of the Members and all of them collectively:

                  (i) act as the sole representatives of RTMMC and the Members and exercise all rights of RTMMC and the Members under this Agreement or the Ancillary Agreements, including the prosecution, defense and settlement of all claims and actions under, and to resolve all matters relating to, indemnification hereunder or under any related agreement;

                  (ii) (A) authorize delivery to any Triarc Indemnified Party of all or a portion of the RTM Escrow Fund in accordance with the Escrow Agreement, (B) receive any payments made to RTMMC and the Members or to the RTM Representatives on RTMMC's and the Members' behalf pursuant to this Agreement or the Ancillary Agreements, (C) invest such funds pending their disbursement in such manner as the RTM Representatives in their sole discretion, acting by a majority, deem appropriate, and (D) disburse to RTMMC and the Members payments made to the RTM Representatives under this Agreement, the Escrow Agreement or the Ancillary Agreements; and

                  (iii) otherwise take all actions and do all things reasonably required or advisable to accomplish any of the matters referred to in this Agreement or the Ancillary Agreements, including the execution and delivery of any documents and instruments, and generally to act for and in the name of RTMMC and the Members as fully as RTMMC and each Member could if then personally present and acting. The RTM Representatives, acting by a majority, are hereby empowered to determine, in accordance with the terms of this Agreement or the Ancillary Agreements, the time or times when, the purposes for which, and the manner in which, the power herein conferred upon the RTM Representatives shall be exercised.

         (c) Triarc, ARG, Acquisition Sub and all other persons dealing with the RTM Representatives may rely and act upon any writing believed in good faith to be signed by a majority of the RTM Representatives or an authorized representative of the RTM Representatives, and may assume that all actions of the RTM Representatives, acting by a majority, and any authorized representative of the RTM Representatives have been duly authorized by RTMMC and the Members. The actions, decisions and instructions of the RTM Representatives taken, made or given pursuant to the authority granted to the RTM Representatives pursuant to this Section 11.17 shall be conclusive and binding upon RTMMC and each Member and RTMMC and each Member's heirs, representatives, successors and assigns, as applicable, and such Persons shall not have the right to object, dissent, protest or otherwise contest the same.

         (d) The RTM Representatives shall promptly deliver to RTMMC and each Member copies of all statements, notices, letters of direction or other material communications given or received by any of them in his capacity as one of the RTM Representatives under this Agreement or any Ancillary Agreement. The RTM Representatives, acting by a majority, shall have the sole power and authority, without prior notice to or consultation with RTMMC or any of the Members, to take all actions required or permitted to be taken by the RTM Representatives, RTMMC, the Members or any of them under this Agreement or any Ancillary Agreement.

         (e) The RTM Representatives may execute any of their duties under this Agreement or any Ancillary Agreement by or through agents and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to the RTM Representatives' duties, as the case may be, hereunder and thereunder. The RTM Representatives shall be entitled to rely on any notice, consent, certificate, affidavit, letter, telegram, statement or other document believed by the RTM Representatives to be genuine and correct and to have been signed and sent by the proper person or persons and, in respect to legal matters, upon the opinion of counsel selected by the RTM Representatives. The RTM Representative may invest the Expenses Fund and other funds advances to them for their expenses in such interest or non-interest bearing accounts or investments as they deem appropriate. Any remaining amounts in the Expenses Fund after payment of all of the RTM Representative's expenses for acting as such, or after making adequate provision therefor, shall be distributed to RTMRG Shareholders pro rata based on shares of RTMRG Common Stock owned immediately prior to the First Effective Date.

         (f) The RTM Representatives shall be entitled to reimbursement for all out-of-pocket expenses, including reasonable attorneys' and accountants' fees and expenses, incurred by the RTM Representatives in connection with the administration or enforcement of, or the preservation of any rights of RTMMC and the Members under, this Agreement or any Ancillary Agreement, first out of the Expenses Fund to the extent thereof and then from the RTMRG Principal Shareholders, who shall reimburse the RTM Representatives for expenses. Each of RTMMC and the RTMRG Principal Shareholders shall be responsible for such out-of-pocket expenses pro rata in proportion to the percentage of the total number of shares of RTMRG Common Stock held by the RTMRG Principal Shareholders immediately prior to the Closing.

         (g) Actions by the RTM Representatives will be effective only if taken by a majority of the RTM Representatives. In carrying out their duties and responsibilities in their capacity as RTM Representatives under this Agreement or the Ancillary Agreements, neither the RTM Representatives nor any of their agents shall be liable to RTMMC or any Member for any action lawfully taken or omitted to be taken by him, her, it or them in good faith under this Agreement, the Merger Agreement or the Ancillary Agreements, except for the RTM Representatives' or their agents' willful misconduct or fraud.

         (h) The RTMRG Principal Shareholders, severally, hereby agree to indemnify and hold harmless each of the RTM Representatives, his agents, successors and assigns with respect to any act or omission of or by any of them absent willful misconduct or fraud in connection with any and all matters contemplated by this Agreement or the Ancillary Agreements.

         (i) If any of the RTM Representatives should die, become disabled or otherwise become unable to fulfill his responsibilities as one of the RTM Representatives or shall resign, then the RTMRG Shareholders, the RTMAC Sellers and the Members, by a majority vote based on their respective pro rata interests in the Aggregate Per Share Merger Consideration, shall promptly appoint a successor representative and shall promptly notify Triarc of such successor. The authorizations of the RTM Representatives will be effective until their rights and obligations under this Agreement and the Ancillary Agreements terminate by virtue of the termination of any and all obligations of RTMMC and the Members to Triarc or Acquisition Sub under this Agreement and the Ancillary Agreements.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                             TRIARC COMPANIES, INC.


                                             By: /s/ Nelson Peltz
                                                 -------------------------------
                                                 Name:  Nelson Peltz
                                                 Title: Chairman & CEO


                                             By: /s/ Peter W. May
                                                 -------------------------------
                                                 Name:  Peter W. May
                                                 Title: President & COO


                                             ARBY'S RESTAURANT GROUP, INC.


                                             By: /s/ Peter W. May
                                                 -------------------------------
                                                 Name:  Peter W. May
                                                 Title: Executive Vice President


                                             RTMMC ACQUISITION, LLC


                                             By: /s/ Brian L. Schorr
                                                 -------------------------------
                                                 Name:  Brian L. Schorr
                                                 Title: Executive Vice President


                                             RTM MANAGEMENT COMPANY, L.L.C.


                                             By:  RTM ENTERPRISES, INC.,
                                                  its Manager


                                             By: /s/ Dennis E. Cooper
                                                 -------------------------------
                                                 Name:  Dennis E. Cooper
                                                 Title: Chairman


                                             By: /s/ J. Russell Welch
                                                 -------------------------------
                                                 Name:  J. Russell Welch
                                                 Title: Assistant Secretary


                                             MEMBERS:

                                             /s/ Sharron L. Barton
                                             -----------------------------------
                                             SHARRON L. BARTON


                                             /s/ Susan A. Bauer
                                             -----------------------------------
                                             SUSAN A. BAUER


                                             /s/ Ray Biondi
                                             -----------------------------------
                                             RAY BIONDI


                                             /s/ Daniel T. Collins
                                             -----------------------------------
                                             DANIEL T. COLLINS


                                             /s/ Dennis E. Cooper
                                             -----------------------------------
                                             DENNIS E. COOPER


                                             /s/ Thomas A. Garrett
                                             -----------------------------------
                                             THOMAS A. GARRETT


                                             /s/ Joseph Gondolfo
                                             -----------------------------------
                                             JOSEPH GONDOLFO


                                             /s/ John L. Gray, Jr.
                                             -----------------------------------
                                             JOHN L. GRAY, JR.


                                             /s/ Gregory L. Hawkins
                                             -----------------------------------
                                             GREGORY L. HAWKINS


                                             /s/ Wendy E. Henderson
                                             -----------------------------------
                                             WENDY E. HENDERSON


                                             /s/ Jeryl M. Mcintyre
                                             -----------------------------------
                                             JERYL M. MCINTYRE

                                             /s/ Deborah K. Pike
                                             -----------------------------------
                                             DEBORAH K. PIKE


                                             /s/ Karen G. Samples
                                             -----------------------------------
                                             KAREN G. SAMPLES


                                             /s/ Robert S. Stallings
                                             -----------------------------------
                                             ROBERT S. STALLINGS


                                             /s/ John A. Todd, Jr.
                                             -----------------------------------
                                             JOHN A. TODD, JR.


                                             /s/ Russell V. Umphenour, Jr.
                                             -----------------------------------
                                             RUSSELL V. UMPHENOUR, JR.


                                             /s/ J. Russell Welch
                                             -----------------------------------
                                             J. RUSSELL WELCH



                                             RTM REPRESENTATIVES:

                                             /s/ Russell V. Umphenour, Jr.
                                             -----------------------------------
                                             RUSSELL V. UMPHENOUR, JR.


                                             /s/ Dennis E. Cooper
                                             -----------------------------------
                                             DENNIS E. COOPER


                                             /s/ J. Russell Welch
                                             -----------------------------------
                                             J. RUSSELL WELCH